                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the registrant /X/

     Filed by a party other than the registrant / /

     Check the appropriate box:

     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement

     / / Definitive Additional Materials

     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12


                              APACHE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)
         or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act
         Rule 14a-6(i)(3).

     / / Fee computed on table below per Exchange Act
         Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rules 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3) Filing Party:

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     (4) Date Filed:

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

                          [APACHE CORPORATION LOGO]
                             ONE POST OAK CENTRAL
                      2000 POST OAK BOULEVARD, SUITE 100
                          HOUSTON, TEXAS 77056-4400

                                                                  March 31, 1995

FELLOW SHAREHOLDERS:

     You are cordially invited to attend the annual meeting of shareholders of Apache Corporation to be held on Thursday, May 4, 1995, at 10:00 a.m. (Houston time), at the Doubletree Hotel at Post Oak, 2001 Post Oak Boulevard, Houston, Texas.

     At the annual meeting, shareholders will be asked to vote upon the election of five directors to the board of directors and the approval of the 1995 Stock Option Plan, and to transact any other business that may properly come before the meeting. In addition to the scheduled items of business, management will present a brief report to shareholders on the Company's results and direction. I hope you will be able to attend.

     Whether or not you plan to be present at the annual meeting, please be sure to date, sign and promptly return the enclosed proxy card or voting instruction card, using the postage-paid business reply envelope provided, to ensure that your shares will be voted in accordance with your wishes.

                                        /s/ RAYMOND PLANK
                                            -------------------------------
                                            Raymond Plank
                                            Chairman of the Board
                                              and Chief Executive Officer

                               APACHE CORPORATION
                              ONE POST OAK CENTRAL
                       2000 POST OAK BOULEVARD, SUITE 100
                           HOUSTON, TEXAS 77056-4400

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            ------------------------

TO THE SHAREHOLDERS OF APACHE CORPORATION:

     The 1995 annual meeting of shareholders of Apache Corporation, a Delaware corporation, will be held on Thursday, May 4, 1995, at 10:00 a.m. (Houston time), at the Doubletree Hotel at Post Oak, 2001 Post Oak Boulevard, Houston, Texas, for the following purposes:

          1. To elect four directors to serve until the 1998 annual meeting of shareholders and one director to serve until the 1996 annual meeting of shareholders;

          2. To approve the 1995 Stock Option Plan; and

          3. To transact any other business that may properly come before the meeting or any adjournment thereof.

     The board of directors of the Company has fixed the close of business on March 16, 1995, as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting. Only holders of record of the Company's common stock at the close of business on the record date are entitled to notice of, and to vote at, the annual meeting. The Company's stock transfer books will not be closed. A complete list of shareholders entitled to vote at the annual meeting will be available for examination by any Apache shareholder at 2000 Post Oak Boulevard, Suite 100, Houston, Texas, for purposes pertaining to the annual meeting, during normal business hours for a period of ten days prior to the meeting.

     You are cordially invited to attend the annual meeting. Whether or not you expect to attend in person, you are urged to promptly sign, date and mail the enclosed proxy card so that your shares may be represented and voted at the annual meeting. You may revoke your proxy by following the procedures set forth in the accompanying proxy statement.

                                          By order of the Board of Directors

                                          APACHE CORPORATION

                                          /s/ Z. S. KOBIASHVILI
                                              ------------------------
                                              Z. S. Kobiashvili
                                              Secretary

Houston, Texas
March 31, 1995

                               APACHE CORPORATION
                        SUITE 100, ONE POST OAK CENTRAL
                            2000 POST OAK BOULEVARD
                           HOUSTON, TEXAS 77056-4400

                                                                  March 31, 1995

                                PROXY STATEMENT

     This proxy statement is being furnished in connection with the solicitation of proxies by and on behalf of the board of directors of Apache Corporation, a Delaware corporation (the "Company"), to be used at the 1995 annual meeting of shareholders and at any adjournment or postponement thereof. This proxy statement and the accompanying form of proxy were first mailed to the holders of the Company's common stock, par value $1.25 per share, on or about March 31, 1995.

                           PURPOSE OF ANNUAL MEETING

     Shareholders of the Company are scheduled to take action on the following items at the annual meeting:

          1. The election of four directors to serve until the 1998 annual meeting and one director to serve until the 1996 annual meeting;

          2. To approve the 1995 Stock Option Plan; and

          3. The transaction of any other business that may properly come before the meeting or any adjournment thereof.

     As of the date of this proxy statement, the Company is not aware of any business to come before the annual meeting other than the election of directors and approval of the 1995 Stock Option Plan.

                            QUORUM AND VOTING RIGHTS

     The presence, in person or by proxy, of the holders of a majority of the votes represented by the outstanding shares of the Company's common stock is necessary to constitute a quorum at the annual meeting. The record date for determination of shareholders entitled to notice of and to vote at the annual meeting is the close of business on March 16, 1995. As of the record date, there were 61,449,873 shares of common stock issued and outstanding. Holders of shares of common stock are entitled to one vote per share at the annual meeting and are not allowed to cumulate votes in the election of directors. In accordance with Delaware law, a shareholder entitled to vote for the election of directors can withhold authority to vote for all nominees for directors or can withhold authority to vote for certain nominees for directors.

     All shares of the Company's common stock represented by properly executed proxies will be voted in accordance with the instructions indicated unless the proxies have been previously revoked. Proxies on which no voting instructions are indicated will be voted FOR the election of the nominees for directors, FOR the approval of the 1995 Stock Option Plan, and in the best judgment of the proxy holders on any other matter that may properly come before the annual meeting. If a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, those shares will not be considered present and entitled to vote with respect to that matter. If a shareholder indicates on a proxy card that such shareholder abstains from voting with respect to the 1995 Stock Option Plan, the shareholder's shares will be considered as present and entitled to vote with respect to that matter, and abstention will have the effect of a vote against the 1995 Stock Option Plan.

                             REVOCABILITY OF PROXY

     Shareholders have the unconditional right to revoke their proxies at any time prior to the voting of their proxies at the annual meeting by (i) filing a written revocation with the corporate secretary of the Company at the address set forth above, (ii) giving a duly executed proxy bearing a later date, or
(iii) attending the annual meeting and voting in person. Attendance by shareholders at the annual meeting will not of itself revoke their proxies.

                            SOLICITATION OF PROXIES

     Solicitation of proxies for use at the 1995 annual meeting may be made in person or by mail, telephone or telegram, by directors, officers and regular employees of the Company. These persons will receive no special compensation for any solicitation activities. The Company has requested banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of the Company's common stock for whom they are record holder, and the Company will, upon request, reimburse reasonable forwarding expenses. The Company has retained Georgeson & Company Inc. to assist in soliciting proxies from brokers, bank nominees and other institutional holders for a fee not to exceed $10,000, plus expenses. All costs of the solicitation will be borne by the Company.

                             ELECTION OF DIRECTORS
                         (PROPOSAL NO. 1 ON PROXY CARD)

     The Company's bylaws provide that the board of directors shall consist of a minimum of seven and a maximum of 13 directors. There are currently 12 directors on the Company's board of directors. The Company's certificate of incorporation provides that as nearly as numerically possible, one-third of the directors shall be elected at each annual meeting of shareholders. Unless directors earlier resign or are removed, their terms are for three years, and continue thereafter until their successors are elected and qualify as directors. The affirmative vote of the holders of a plurality of the shares of common stock present, in person or represented by proxy, at the annual meeting is required to elect directors to the board of directors.

     The terms of incumbent directors G. Steven Farris, Eugene C. Fiedorek, W. Brooks Fields, Raymond Plank and Jay A. Precourt will expire at the 1995 annual meeting, and each of the nominees has been recommended by the Company's nominating committee and nominated by the board of directors for election by the shareholders. Messrs. Fiedorek, Fields, Plank and Precourt have been nominated to an additional three-year term and, if elected, each will serve commencing upon his election and qualification until the annual meeting of shareholders in May 1998.

     Mr. Farris has been nominated to an additional one-year term and, if elected, he will serve commencing upon his election and qualification until the annual meeting of shareholders in May 1996. The election of Mr. Farris as a director in December 1994 created an imbalance in the number of directors with terms expiring in 1995 (five directors) and those with terms expiring in 1996 (three directors) and in 1997 (four directors). In order to resolve this imbalance and comply with the Company's certificate of incorporation which requires that, as nearly as numerically possible, one-third of the directors are elected at each annual meeting, Mr. Farris has been nominated to an additional term of only one year.

     Unless otherwise instructed, all proxies will be voted in favor of these nominees. If one or more of the nominees is unwilling or unable to serve, the proxies will be voted only for the remaining named nominees. Proxies cannot be voted for more than five nominees. The board of directors knows of no proposed nominee for director who is unwilling or unable to serve.

                         INFORMATION ABOUT NOMINEES FOR
                             ELECTION AS DIRECTORS

     Certain biographical information, including principal occupation and business experience during the last five years, of each nominee for director is set forth below. Unless otherwise stated, the principal occupation of each nominee has been the same for the past five years.

                                                                                      DIRECTOR
                                                                                       SINCE
                                                                                       -----
G. STEVEN FARRIS, 47, has been president and chief operating officer of the Company    1994
  since May 1994, and was elected to the Company's board of directors in December
  1994. He was senior vice president of the Company from 1991 to 1994, and vice president -- exploration and production of the Company from 1988 to 1991. Prior to that, Mr. Farris was vice president finance and acquisitions for Terra
  Resources, Inc., a Tulsa, Oklahoma, oil and gas company, from 1983 to 1988, and executive vice president for Robert W. Berry, Inc., a Tulsa, Oklahoma, oil and
  gas company, from 1978 to 1983.

EUGENE C. FIEDOREK, 63, has been the managing director of EnCap Investments L.C.,      1988
  a Dallas, Texas, energy investment banking firm since 1988. He was the managing director of the Energy Banking Group of First RepublicBank Corp. in Dallas,
  Texas, from 1978 to 1987. Mr. Fiedorek is a member of the audit committee.

W. BROOKS FIELDS, 76, is retired. From 1984 until 1990, he was president and chief     1973
  executive officer of Minnesota Racetrack, Inc., also known as Canterbury Downs, a racetrack development company. From 1968 to 1990, Mr. Fields was chairman of the board of Scottland, Inc., for which a plan of reorganization pursuant to Chapter
  11 of the Bankruptcy Code was confirmed in June 1990. From 1955 until 1984, he was the executive vice president and a director of Burdick Grain Company, a grain merchandising company. Mr. Fields is a member of the audit committee, the executive committee and the nominating committee.

RAYMOND PLANK, 72, has been chairman of the board and chief executive officer of       1954
  the Company since 1979, and was president from 1954 until 1979. Mr. Plank is a member of the executive committee and the nominating committee.

JAY A. PRECOURT, 57, is a director, vice chairman of the board and chief executive     1992
  officer of Tejas Gas Corporation, an intrastate natural gas pipeline company, and has served in that capacity since 1985. Until 1988, Mr. Precourt was president of the Energy Related Group and senior executive vice president of Hamilton Oil
  Corporation. He is a director of Dresser Industries, Inc. and of Founders Funds,
  Inc. Mr. Precourt is a member of the executive committee and the nominating committee.

                              CONTINUING DIRECTORS

     Certain biographical information, including principal occupation and business experience during the last five years, for each member of the board of directors whose term is not expiring at the 1995 annual meeting is set forth below. Unless otherwise stated, the principal occupation of each nominee has been the same for the past five years.

                                                                             DIRECTOR   TERM
                                                                              SINCE    EXPIRES
                                                                              -----    -------
FREDERICK M. BOHEN, 57, has been executive vice president and chief           1981      1997
  operating officer of The Rockefeller University since 1990. He was senior vice president of Brown University from 1983 to 1990, and served as vice president of finance and operations at the University of Minnesota from
  1981 to 1983. Mr. Bohen worked with the U.S. Department of Health,
  Education and Welfare as assistant secretary for management and budget from 1977 to 1981. He is a director of the Student Loan Marketing
  Association, a director of Oppenheimer and Company, and also a director of the Mexico Equity Income Fund, Inc. Mr. Bohen is chairman of the management development and compensation committee.

VIRGIL B. DAY, 79, has been a senior partner in the law firm of Vedder,       1974      1997
  Price, Kaufman, Kammholz & Day since 1974. He was the first labor counsel for General Electric Company, where he subsequently held various management positions involving employee and union relations, public affairs and government relations. From 1961 until 1973, Mr. Day was a vice president of General Electric Company and in 1971, he became chairman of the industry members of the U.S. Pay Board. Mr. Day is a member of the management development and compensation committee.

RANDOLPH M. FERLIC, 58, retired in December 1993 from his practice as a       1986      1996
  thoracic and cardiovascular surgeon. He is the founder of Surgical
  Services of the Great Plains, P.C., and served as its president from 1974 to 1991. Dr. Ferlic is a member of the audit committee, the executive committee, and the nominating committee.

ROBERT V. GISSELBECK, 71, is the founder of Gisselbeck & Associates, a real   1982      1996
  estate development company in Naples, Florida, and has served as its president since 1960. Mr. Gisselbeck is a member of the audit committee.

STANLEY K. HATHAWAY, 70, has been a senior partner in the law firm of         1977      1997
  Hathaway, Speight, Kunz & Trautwein since 1976. From June through October
  1975, he served as the U.S. Secretary of the Interior. Mr. Hathaway was
  Governor of the State of Wyoming from 1967 to 1975. He is director of Key
  Bank-Shares of Wyoming. Mr. Hathaway is chairman of the audit committee.

JOHN A. KOCUR, 67, is engaged in the private practice of law. He served as    1977      1996
  vice chairman of the Company's board of directors from 1988 until 1991.
  Mr. Kocur was employed by the Company from 1969 until his retirement in
  1991, and served as the Company's president from 1979 until 1988. He is chairman of the executive committee, chairman of the nominating committee, and a member of the management development and compensation committee.

JOSEPH A. RICE, 70, retired in 1988 as chairman of the board, chief           1989      1997
  executive officer and a director of Irving Trust Company and Irving Bank
  Corporation, having served in those capacities since 1984. Mr. Rice served as president, chief operating officer and a director of those organizations from 1975 to 1984. He is a director of Avon Products, Inc.
  Mr. Rice is a member of the management development and compensation committee.

               INFORMATION WITH RESPECT TO STANDING COMMITTEES OF
                      THE BOARD OF DIRECTORS AND MEETINGS

     The board of directors held five meetings during 1994. The board of directors has an audit committee, a management development and compensation committee, an executive committee, and a nominating committee. Actions taken by these committees are reported to the board of directors at the next board meeting. All directors attended at least 75 percent of the meetings of the board of directors and of all committees of which they were members.

     The audit committee members are Stanley K. Hathaway, chairman, Randolph M. Ferlic, Eugene C. Fiedorek, W. Brooks Fields and Robert V. Gisselbeck. The audit committee reviews with the independent accountants and internal auditors of the Company their respective audit and review programs and procedures, and the scope and results of their audits. It also examines professional services provided by the Company's independent accountants and evaluates their costs and related fees. Additionally, the audit committee reviews the Company's financial statements and the adequacy of the Company's system of internal accounting controls. The audit committee makes recommendations to the board of directors concerning the Company's independent accountants and their engagement or discharge. During the last fiscal year there were four meetings of the audit committee.

     The management development and compensation committee members are Frederick
M. Bohen, chairman, Virgil B. Day, John A. Kocur and Joseph A. Rice. The committee reviews the Company's management resources and structure, administers the Company's compensation programs and retirement and stock purchase plans, and administers and grants options under the Company's stock option plans. The committee held seven meetings during 1994.

     The executive committee members are John A. Kocur, chairman, Randolph M. Ferlic, W. Brooks Fields, Raymond Plank and Jay A. Precourt. The executive committee is vested with the authority to exercise the full power of the board of directors, within the policies established by the board of directors, in the intervals between meetings of the board of directors. In addition to the general authority vested in it, it may be vested with specific power and authority by resolution of the board of directors. The executive committee did not meet during 1994.

     The nominating committee members are John A. Kocur, chairman, Randolph M. Ferlic, W. Brooks Fields, Raymond Plank and Jay A. Precourt. The duties of the nominating committee include recommending to the board of directors the slate of director nominees submitted to the shareholders for election at the annual meeting, and proposing candidates to fill vacancies on the board of directors. The nominating committee met three times during 1994. Shareholders wishing to recommend candidates for consideration by the nominating committee should forward written recommendations, together with appropriate biographical information and details of qualifications, to the corporate secretary of the Company. In order to be considered, recommendations must be received by the deadline for submitting shareholder proposals set forth under the heading "Shareholder Proposals."

                             DIRECTOR COMPENSATION

     Employee directors do not receive additional compensation for serving on the board of directors or any committee of the board. Non-employee directors were paid an annual retainer of $20,000, plus $1,000 for each board of directors or committee meeting attended during 1994, together with reimbursement of expenses incurred in attending meetings. Non-employee directors receive an annual retainer of $2,000 for each committee of which they are members. In addition, the chairmen of each committee receive $4,000 annually for chairing their respective committees.

     An incentive compensation plan for directors was adopted in May 1989, under which non-employee directors were each awarded 10,000 compensation units upon becoming a director or upon effectiveness of the plan if already a director. The plan was terminated in May 1992, subject to the outstanding rights of directors thereunder, and no additional grants will be made under the plan. Vesting in the compensation units occurred at a rate of one-third per year, and vesting credit was given for time served on the board prior to the creation of the plan. Three years from the date of grant or upon retirement from the board, whichever first occurred, directors received a per-unit amount equal to any increase in the market price of the Company's stock since the date of the award. While outstanding, compensation units accumulated dividend equivalent amounts each time a dividend was paid on the Company's common stock, and these dividend equivalent amounts were reinvested in additional compensation units. Only one group of compensation units, awarded to Mr. Kocur in 1991, was outstanding during 1994. These units were settled pursuant to terms of the plan with a payment of $145,818 to Mr. Kocur upon vesting of the units in July 1994.

     Non-employee directors are eligible to participate in the Apache Corporation Director's Deferred Compensation Plan under which they can elect to defer receipt of all or any portion of their retainers or meeting fees. Deferred amounts are maintained in separate accounts and are credited interest equal to the Company's rate of return on its short-term marketable securities. Amounts are paid out upon the director's retirement in two lump sums or ratably over ten years. Mr. Hathaway elected to defer a portion of his fees during 1994.

     An unfunded retirement plan for non-employee directors was established in December 1992. The plan is administered by the management development and compensation committee and pays retired non-employee directors benefits equal to two-thirds of the annual retainer for a period based on length of service. Payments are made on an annual basis, for a maximum of ten years, and are paid from the general assets of the Company. In the event of the director's death prior to receipt of all benefits payable under the plan, the remaining benefits are payable to the director's surviving spouse until the earlier of the termination of the payment period or the death of the surviving spouse. There were no benefits paid under this plan during 1994.

     The Company established an equity compensation plan for non-employee directors in February 1994, which is administered by the management development and compensation committee. Each non-employee director will be awarded 1,000 restricted shares of the Company's common stock every five years, beginning July 1, 1994. The shares will vest at a rate of 200 shares annually, with unvested shares forfeited upon retirement from the board. Awards are made from treasury stock and are automatic and non-discretionary. New directors will receive 1,000-share awards on the July 1 next succeeding their election to the board. All shares awarded under the plan have full dividend and voting rights. The plan expires July 1, 2009, with a maximum of 50,000 shares that may be awarded during the term of the plan. On July 1, 1994, a restricted stock award of 1,000 shares of the Company's common stock was made to each of the Company's ten non-employee directors, pursuant to terms of the plan.

     Mr. Kocur, who was an executive officer of the Company until his retirement in 1991, also served the Company in a non-executive, consulting capacity during 1994. See "Compensation Committee Interlocks and Insider Participation."

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

     The following table sets forth, as of February 28, 1995, the beneficial ownership of each director or nominee for director of the Company, the chief executive officer, the four other most highly compensated executive officers, two former executive officers, and all directors and executive officers of the Company as a group. All ownership information is based upon filings made by such persons with the Securities and Exchange Commission ("Commission") or upon information provided to the Company.

                                                                       AMOUNT
                                                                        AND
                                                                       NATURE           PERCENT
                                                                         OF               OF
                                                                      BENEFICIAL         CLASS
  TITLE OF CLASS               NAME OF BENEFICIAL OWNER              OWNERSHIP(1)     OUTSTANDING
  --------------               ------------------------              ------------     -----------
Common Stock,
  par value
  $1.25              Frederick M. Bohen...........................      3,641(2)           *
                     Virgil B. Day................................    131,277(2)(3)        *
                     G. Steven Farris.............................     58,611(4)(5)        *
                     Randolph M. Ferlic...........................    223,413(2)(6)        *
                     Eugene C. Fiedorek...........................      4,000(2)           *
                     W. Brooks Fields.............................     27,400(2)(7)        *
                     Robert V. Gisselbeck.........................     36,893(2)           *
                     Stanley K. Hathaway..........................      6,876(2)           *
                     John A. Kocur................................     40,130(2)(8)        *
                     Raymond Plank................................    192,362(4)(5)        *
                     Jay A. Precourt..............................      3,000(2)           *
                     Joseph A. Rice...............................      5,000(2)           *
                     James R. Bauman..............................     60,860(4)(5)        *
                     Mark A. Jackson..............................     39,721(4)(5)        *
                     H. Craig Clark...............................     10,683(4)(5)        *
                     John L. Moran................................     37,871(4)(5)        *
                     William J. Johnson...........................      1,318(5)           *
                     All directors and executive officers as a
                     group (including the above-named persons)....  1,053,650(4)(5)     1.71

---------------

 *  Represents less than one percent of the outstanding shares.

(1) All ownership is sole and direct unless otherwise noted. Inclusion of any shares not owned directly shall not be construed as an admission of beneficial ownership. Fractional shares have been rounded to the nearest whole share.

(2) Includes 1,000 shares of restricted stock awarded under the Company's equity compensation plan for non-employee directors.

(3) Includes 1,100 shares owned by Mrs. Day and 1,000 shares owned by Mr. Day's grandchildren.

(4) Includes the following shares issuable upon the exercise of outstanding stock options which are exercisable within 60 days: Mr. Farris -- 28,250; Mr. Plank -- 21,250; Mr. Bauman -- 30,250; Mr. Jackson -- 30,250; Mr. Clark -- 4,625; Mr. Moran -- 26,000; and all directors and executive officers as a group -- 211,250.

(5) Includes units held by the trustee of the Company's Retirement/401(k) Savings Plan equivalent to the following shares: Mr. Farris -- 13,861; Mr. Plank -- 790; Mr. Bauman -- 17,617; Mr. Jackson -- 5,471; Mr. Clark -- 5,058; Mr. Moran -- 8,034; Mr. Johnson -- 318; and all directors and executive officers as a group -- 82,237.

(6) Includes 17,500 shares owned indirectly by Dr. Ferlic through his interest in Surgical Services of the Great Plains, P.C. Employee Benefit Trust, and 6,000 shares owned directly by Ferlic Investments, Ltd.

                                         (footnotes continued on following page)
    in which Dr. Ferlic owns a 36-percent interest. Also includes a total of 1,700 shares held by Dr. Ferlic's mother, daughters, son and grandchildren, as to which he disclaims beneficial ownership.

(7) Includes 10,868 shares owned by Mrs. Fields and 100 shares owned by Mr. Fields' grandchild.

(8) Includes 3,940 shares owned by Mrs. Kocur.

     The following table sets forth the only persons known to the Company, as of February 28, 1995, to be the owner of more than five percent of outstanding shares of the Company's common stock, according to reports filed with the
Commission:

                                                                     AMOUNT
                                                                      AND
                                                                     NATURE            PERCENT
                                                                       OF                OF
                                                                    BENEFICIAL         CLASS
  TITLE OF CLASS         NAME AND ADDRESS OF BENEFICIAL OWNER       OWNERSHIP        OUTSTANDING
  --------------         ------------------------------------       ---------        -----------
Common Stock,
  par value $1.25    FMR Corp....................................   4,944,387(1)(2)     8.05
                     82 Devonshire Street
                     Boston, MA 02109-3614

                     The Equitable Companies Incorporated........   3,763,591(3)        6.12
                     787 Seventh Avenue
                     New York, NY 10019

                     College Retirement Equities Fund............   3,094,400(4)        5.04
                     TIAA Separate Account VA-1
                     730 Third Avenue
                     New York, NY 10017

---------------
(1) According to information contained in a Schedule 13G filed with the Commission, dated February 13, 1995.

(2) Includes 811,197 shares held by the trustee of the Company's
    Retirement/401(k) Savings Plan.

(3) According to information contained in a Schedule 13G filed with the Commission, dated February 10, 1995.

(4) According to information contained in a Schedule 13G filed with the Commission, dated February 10, 1995.

     In February 1990, Bijan Mossavar-Rahmani, president and a former employee of Apache International, Inc., was granted 250 shares of Apache International's common stock, representing five percent of the outstanding shares of Apache International, pursuant to the terms of the Apache International Common Stock Award Plan. No voting rights relating to the Company's common stock are associated with such stock.

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, as well as beneficial owners of ten percent or more of the Company's common stock, to report their holdings of and transactions in the Company's securities. Based solely on written representations from the Company's directors and officers and a review of the copies of reports furnished to the Company pursuant to Section 16(a), it appears that Raymond Plank, an officer and director of the Company during 1994, filed one late report relating to one disposition of securities under the Company's Retirement/401(k) Savings Plan.

                       EXECUTIVE OFFICERS OF THE COMPANY

     Certain biographical information concerning the executive officers of the Company is set forth below. Biographical information concerning Raymond Plank and G. Steven Farris is set forth above under the caption "Continuing Directors."

     JAMES R. BAUMAN, 59, has been senior vice president--business development since May 1994, and had been vice president--business development of the Company since 1988. He was vice president--corporate development of the Company from 1986 to 1988, and vice president of the Company's Wyoming operations from 1983 to 1986.

     H. CRAIG CLARK, 38, has been vice president--domestic production since May 1994. He was general manager of the Company's southern division from 1993 to 1994, and was production manager of the Company's gulf coast region from 1989 to 1993.

     LISA A. FLOYD, 37, has been vice president--technical services since January 1995. She had been general manager--technical services of the Company since May 1994. Ms. Floyd has held positions of increasing responsibility in the reservoir engineering area since joining the Company in 1984.

     MARK A. JACKSON, 39, has been vice president--finance since May 1994. He was vice president and chief accounting officer of the Company from January 1994 to April 1994, and vice president and controller of the Company from 1988 to 1993. From 1984 to 1988, Mr. Jackson was employed by Maxus Energy Corporation, a Dallas-based oil and gas company, in various positions, the most recent of which was assistant controller.

     JON A. JEPPESEN, 47 has been vice president--domestic exploration and development since May 1994, and had been manager of the Company's offshore exploration and development since joining the Company in 1993. Prior to that, he was vice president of exploration and development for Pacific Enterprises Oil Company, Dallas, Texas, from 1989 to 1992, and regional exploration manager for Terra Resources, Inc., a Tulsa, Oklahoma, oil and gas company, from 1987 to 1989.

     ZURAB S. KOBIASHVILI, 52, has been vice president, general counsel and corporate secretary of the Company since March 1994. From March 1991 through February 1994, he was with Falcon Seaboard Resources, Inc., a privately-held company involved in the development, construction and operation of electric cogeneration power plants, and in oil and gas exploration and production, initially as a legal consultant and from July 1993 as vice president and general counsel. Mr. Kobiashvili was vice president and general counsel, Conquest Exploration Company, from 1984 to 1991.

     ANTHONY R. LENTINI, JR., 45, has been vice president--public and international affairs since January 1995. Prior to joining the Company, he was vice president of public affairs for Mitchell Energy & Development Corp., The Woodlands, Texas, from 1988 to 1994.

     CLYDE E. MCKENZIE, 47, has been vice president and treasurer of the Company since 1988. He was vice president -- acquisitions of the Company, from 1987 to 1988. Prior to that, Mr. McKenzie was senior vice president and manager for the Energy Banking Group, First Interstate Bank of Denver, from 1983 to 1987.

     THOMAS J. MULKEY, 47, has been vice president--marketing since August 1994. Prior to joining the Company, he was president and chief executive officer of Municipal Gas Authority of Georgia, Atlanta, Georgia, from 1988 to 1994, and vice president of marketing for El Paso Natural Gas Company, El Paso, Texas, from 1987 to 1988.

     ROGER B. PLANK, 38, has been vice president--corporate planning since May 1994, and had been vice president--external affairs of the Company since 1993. He was vice president--corporate communications of the Company from 1987 to 1993, director--corporate communications of the Company from 1985 to 1987, and an investment representative for Apache Programs, Inc., a wholly-owned subsidiary of the Company, from 1981 to 1985. Roger Plank is the son of Raymond Plank.

     FLOYD R. PRICE, 45, has been vice president--international exploration and production since December 1994. He was exploration manager from 1991 to 1994, and geologic manager from 1990 to 1991, for the Company's Midcontinent Region. Prior to that, Mr. Price was vice president of exploration and development from 1988 to 1989, and vice president of mid-continent exploration from 1989 to 1990, for Pacific Enterprises Oil Company, Dallas, Texas.

     ROGER B. RICE, 50, has been vice president--human resources and administration since December 1993, and was vice president--human resources of the Company since 1992. He was managing consultant, Barton Raben, Inc., an executive search firm, from 1989 to 1992. Mr. Rice was a partner in Chancellor Properties, a real estate consulting firm, from 1986 to 1989, and was vice president--administration for Superior Oil Company from 1980 to 1985.

     R. KENT SAMUEL, 41, has been controller and chief accounting officer since July 1994, and had been controller since joining the Company in April 1994. Prior to that, from 1993 to 1994, he was vice president and chief financial officer for Aquila Energy Corp., Omaha, Nebraska, and was vice president, finance and treasurer from 1991 to 1993, and controller from 1984 to 1991, for Pacific Enterprises Oil Company, Dallas, Texas.

                           SUMMARY COMPENSATION TABLE

     The table below summarizes the annual and long-term compensation paid to the individuals listed below for all services rendered to the Company and its subsidiaries during the last three fiscal years, in accordance with Commission rules relating to disclosure of executive compensation. The persons included in this table are the Company's chief executive officer, the four other most highly compensated executive officers who were serving as executive officers at the end of the last completed fiscal year, and two individuals who would have been among the four other most highly compensated executive officers but for the fact that they were not serving as executive officers of the Company at the end of the last completed fiscal year.

                                                                                  LONG-TERM
                                                                                COMPENSATION
                                                 ANNUAL COMPENSATION           ---------------
                                          ----------------------------------       AWARDS
                                                                   OTHER       ---------------
                                                                   ANNUAL        SECURITIES       ALL OTHER
                                          SALARY     BONUS      COMPENSATION     UNDERLYING      COMPENSATION
   NAME AND PRINCIPAL POSITION     YEAR     ($)     ($)(1)          ($)        OPTIONS/SARS(#)       ($)
---------------------------------  ----   -------   -------     ------------   ---------------   ------------
Raymond Plank....................  1994   614,588   353,500             0           30,000(2)       107,495(3)
  Chairman of the Board and        1993   604,168   283,200             0           45,000(2)       104,879(3)
  Chief Executive Officer          1992   650,015   243,800             0           50,000(2)       114,426(3)

G. Steven Farris.................  1994   281,253   160,600             0           65,000(2)        43,852(3)
  President and Chief              1993   235,420   103,900             0           10,000(2)        42,703(3)
  Operating Officer                1992   225,000   110,300        37,283(4)        15,500(2)       367,409(5)

James R. Bauman..................  1994   176,250   170,000             0            7,500(2)        29,445(3)
  Senior Vice President,           1993   165,000    72,100             0            8,000(2)        29,844(3)
  Business Development             1992   160,000    77,400        32,830(4)        11,000(2)        44,413(6)

Mark A. Jackson..................  1994   180,000   102,800             0            7,600(2)        30,948(3)
  Vice President, Finance          1993   180,000    78,600             0            8,000(2)        31,212(3)
                                   1992   160,000    77,200        34,614(4)        11,000(2)        91,877(7)

H. Craig Clark...................  1994   165,125   110,000             0            7,000(2)        51,159(8)
  Vice President,                  1993   143,988    92,000             0            3,500(2)        29,086(3)
  Domestic Production              1992   135,771   105,000             0            5,000(2)        25,966(3)

John L. Moran(9).................  1994   175,000    23,991(10)         0            8,000(2)       479,433(11)
  Former Vice President,           1993   166,250    95,142(12)         0            8,000(2)        29,691(3)
  Business Development             1992   160,000   101,930(13)    61,901(4)        11,000(2)       135,383(14)

William J. Johnson(15)...........  1994   135,388         0             0                0          932,730(16)
  Former President and Chief       1993   350,016   153,700             0           20,000(2)        60,908(3)
  Operating Officer                1992   350,016   164,100             0           35,000(2)        65,618(3)

---------------
 (1) Includes amounts awarded under the Company's incentive compensation plan for performance in the year indicated.

 (2) Shares of the Company's common stock subject to options awarded during 1994, 1993 and 1992. Such stock options were granted on May 5, 1994, May 6, 1993 and May 7, 1992, respectively, under the terms of the 1990 Stock Incentive Plan. There were no adjustments or amendments during the last fiscal year to the exercise price of stock options or the base price of stock appreciation rights previously awarded to any of the named executive officers.

 (3) Represents Company contributions under the Company's Retirement/401(k) Savings Plan and related Non-Qualified Retirement/Savings Plan.

 (4) Reimbursement for the payment of taxes on all reimbursed relocation expenses and relocation payments.

 (5) Includes $259,871 paid in connection with the Key Explorationist Participation Plan; $39,470 in Company contributions under the Company's Retirement/401(k) Savings Plan and related Non-Qualified Retirement/Savings Plan; $18,568 in aggregate relocation and temporary living expenses

                                         (footnotes continued on following page)
     reimbursed in connection with the Company's move to Houston, Texas; a one-time relocation payment equal to $37,500; and reimbursed qualified real estate expenses equal to $12,000.

 (6) Includes $29,197 in Company contributions under the Company's Retirement/401(k) Savings Plan and related Non-Qualified Retirement/Savings Plan; and $15,216 aggregate relocation and temporary living expenses reimbursed in connection with the Company's move to Houston, Texas.

 (7) Includes $28,580 in Company contributions under the Company's Retirement/401(k) Savings Plan and related Non-Qualified Retirement/Savings Plan; $29,011 in aggregate relocation and temporary living expenses reimbursed in connection with the Company's move to Houston, Texas; a one-time relocation payment equal to $26,667; and reimbursed qualified real estate expenses equal to $7,619.

 (8) Includes $31,544 in Company contributions under the Company's Retirement/401(k) Savings Plan; and $19,615 for accrued, unused vacation.

 (9) Mr. Moran resigned effective December 31, 1994. Pursuant to the terms of Mr. Moran's consulting agreement, no amounts were paid under the Company's incentive compensation plan relating to 1994. See footnote (11) below. Stock options that were unexercisable as of December 31, 1994, were forfeited on that date. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

(10) Represents an exploration override bonus.

(11) Includes $29,433 in Company contributions under the Company's Retirement/401(k) Savings Plan and related Non-Qualified Retirement/Savings Plan; and, pursuant to the terms of Mr. Moran's consulting agreement, the accrual of amounts aggregating $450,000 to be paid in 1995 and 1996, as described under "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

(12) Includes $71,700 awarded under the Company's incentive compensation plan and an exploration override bonus of $23,442.

(13) Includes $77,600 awarded under the Company's incentive compensation plan and an exploration override bonus of $24,330.

(14) Includes $28,778 in Company contributions under the Company's Retirement/401(k) Savings Plan and related Non-Qualified Retirement/Savings Plan; $59,552 in aggregate relocation and temporary living expenses reimbursed in connection with the Company's move to Houston, Texas; a one-time relocation payment equal to $26,667; and reimbursed qualified real estate expenses equal to $20,386.

(15) Mr. Johnson resigned effective April 28, 1994. His reported 1994 salary reflects four months of base salary prior to resignation, plus salary earned during the transition period from April 28, 1994 through May 15, 1994. Pursuant to the terms of Mr. Johnson's consulting agreement, no amounts were paid under the Company's incentive compensation plan relating to 1994. See footnote (16) below. Stock options that were unexercisable as of May 15, 1994, were forfeited on that date. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

(16) Includes $49,807 in Company contributions under the Company's Retirement/401(k) Savings Plan and related Non-Qualified Retirement/Savings Plan; and $26,923 for accrued, unused vacation. Also includes, pursuant to the terms of Mr. Johnson's consulting agreement, the accrual of monthly amounts aggregating approximately $856,000 to be paid over the period May 16, 1994 through April 28, 1996. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

                            OPTION/SAR GRANTS TABLE

     The table below provides supplemental information relating to the Company's grants of options during the previous fiscal year to the executive officers named in the Summary Compensation Table above, including the relative size of each grant, and each grant's exercise price and expiration date. There were no stock appreciation rights ("SARs") granted during the previous fiscal year. Also included in compliance with Commission rules on disclosure of executive compensation is information relating to the estimated present value of the options granted, based upon principles of the Black-Scholes option pricing model. The Black-Scholes model utilizes numerous arbitrary assumptions about financial variables such as interest rates, stock price volatility and future dividend yield. Neither the option values reflected in the table nor the assumptions utilized in arriving at the values should be considered indicative of future stock performance.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                   INDIVIDUAL GRANTS
                              -----------------------------------------------------------
                               NUMBER OF        PERCENT OF
                               SECURITIES         TOTAL
                               UNDERLYING      OPTIONS/SARS      EXERCISE
                              OPTIONS/SARS      GRANTED TO       OR BASE                       GRANT DATE
                                GRANTED        EMPLOYEES IN       PRICE        EXPIRATION       PERCENT
            NAME               (#)(1)(2)       FISCAL YEAR      ($/SH)(3)         DATE        VALUE($)(4)
            ----              ------------     ------------     ---------      ----------     -----------
Raymond Plank...............    30,000/0           8.01/0         26.875         5/4/2004        442,830
G. Steven Farris............    65,000/0          17.35/0         26.875         5/4/2004        959,465
James R. Bauman.............     7,500/0           2.00/0         26.875         5/4/2004        110,708
Mark A. Jackson.............     7,600/0           2.03/0         26.875         5/4/2004        112,184
H. Craig Clark..............     7,000/0           1.87/0         26.875         5/4/2004        103,327
John L. Moran (5)...........     8,000/0           2.14/0         26.875         5/4/2004        118,088
William J. Johnson..........         0/0              n/a            n/a              n/a            n/a

---------------
(1) Number of shares of the Company's common stock subject to options granted May 5, 1994, under the terms of the 1990 Stock Incentive Plan (the "Incentive Plan"). Options are generally nontransferable and become exercisable ratably over four years. The options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment, and are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code. The exercise price and any withholding tax requirements may be paid by cash and/or delivery of already-owned shares of the Company's common stock. Options granted under the Incentive Plan are subject to appropriate adjustment in the event of a reorganization, stock split, stock dividend, combination of shares, merger, consolidation or other recapitalization of the Company.

    If there is a change in control of the Company, the management development and compensation committee may accelerate the exercise date of any outstanding options; make any outstanding options fully vested and exercisable; grant a cash bonus award to any participant in an amount necessary to pay the exercise price of all or any portion of the options then held by the participant; pay cash to any or all participants (in exchange for the cancellation of their outstanding options) in an amount equal to the difference between the exercise price of the options and the greater of the tender offer price for the underlying stock or the fair market value of the stock on the date of the cancellations, or make any other adjustments or amendments to the outstanding options. A change in control occurs when a person, partnership or corporation acting in concert, or any or all of them, acquires more than 20 percent of the Company's outstanding voting securities. A change in control shall not occur if, prior to the acquisition of more than 20 percent of the Company's voting securities, the Company's board of directors by majority vote designates the person, partnership or corporation as an approved acquirer and resolves that a change in control will not have occurred.

                                         (footnotes continued on following page)

(2) There were no adjustments or amendments during 1994 to the exercise price of stock options or the base price of stock appreciation rights previously awarded to any of the named executive officers.

(3) Based on the closing market price per share of the Company's common stock on the date of grant, as reported on The New York Stock Exchange, Inc. Composite Transactions Reporting System.

(4) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options, using the following assumptions: volatility--37.16 percent; risk free rate of return--7.16 percent; dividend yield--1.04 percent; and time of exercise--end of term. There were no adjustments made to the model for non-transferability or risk of forfeiture. The actual value, if any, an executive may realize will depend on the excess of the market price over the exercise price on the date the option is exercised. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

(5) Options granted to Mr. Moran during 1994 were forfeited upon his resignation effective December 31, 1994.

                 OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

     The table below provides supplemental information relating to the value realized upon the exercise of stock options and the settlement of SARs during the last fiscal year by the executive officers named in the Summary Compensation Table above and the number and intrinsic value of stock options and SARs held at year-end. Year-end values are based arbitrarily on the Company's stock price at December 30, 1994, do not reflect the actual amounts, if any, which may be realized upon the future exercise of remaining stock options and settlement of remaining SARs, and should not be considered indicative of future stock performance. No SARs remained outstanding at year-end.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                               NUMBER OF             VALUE OF
                                                              SECURITIES            UNEXERCISED
                                                              UNDERLYING           IN-THE-MONEY
                                                              UNEXERCISED          OPTIONS/SARS
                               SHARES                        OPTIONS/SARS            AT FY-END
                              ACQUIRED                       AT FY-END(#)        -----------------
                                 ON            VALUE         -------------         EXERCISABLE/
                              EXERCISE        REALIZED       EXERCISABLE/          UNEXERCISABLE
           NAME               (#)(1)           ($)(2)        UNEXERCISABLE            ($)(3)
           ----               -------         --------       -------------       -----------------
Raymond Plank
     Options...............     5,000           46,875       21,250/88,750          90,000/225,000
     SARs..................    50,000(4)       288,440            0/0                    0/0

G. Steven Farris
     Options...............         0                0       28,250/86,250         272,250/137,250
     SARs..................         0                0            0/0                    0/0

James R. Bauman
     Options...............         0                0       30,250/23,250         246,688/ 97,313
     SARs..................    10,000(4)        57,688            0/0                    0/0

Mark A. Jackson
     Options...............         0                0       30,250/23,350         246,688/ 97,313
     SARs..................    10,000(4)        57,688            0/0                    0/0

H. Craig Clark
     Options...............         0                0        4,625/12,125           24,688/ 22,500
     SARs..................     5,000(4)        28,844            0/0                     0/0

John Moran
     Options(5)............         0                0       26,000/0               237,438/0
     SAR...................     5,000(4)        28,844            0/0                     0/0

William J. Johnson
     Options...............   172,500        2,365,625            0/0                     0/0
     SARs..................   100,000(4)     1,377,500            0/0                     0/0

---------------
(1) Number of shares with respect to which stock options were exercised during 1994, or number of units with respect to which SARs were settled during 1994.

(2) Fair market value on date of exercise or date of settlement minus the exercise price of stock options or the base price of SARs.

(3) Based on the closing market price of $25.00 per share of the Company's common stock as reported on The New York Stock Exchange, Inc. Composite Transactions Reporting System for December 30, 1994.

(4) These SARs did not have a discretionary exercise feature; they were settled in cash on a certain vesting date as specified at the time of grant.

(5) Mr. Moran resigned effective December 31, 1994. Stock options that were unexercisable as of December 31, 1994 were forfeited on that date.

                           THE MANAGEMENT DEVELOPMENT
                       AND COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The management development and compensation committee of the board of directors has furnished the following report on the Company's executive compensation policies and programs for inclusion in this proxy statement:

     A capable, highly-motivated senior management is crucial to the Company's continued success, and the Company's successful financial performance during the past year is directly attributable to the talent and efforts of the Company's executive officers. The Company's executive compensation program attracts and retains executives who are capable of leading the Company in a complex, competitive and changing industry. The program ties a significant portion of executive compensation to the Company's success, and is primarily comprised of a base salary, an incentive bonus and a long-term incentive component.

     The committee believes that the most effective way to compete in the executive labor market is to offer executives an attractive, but not over-priced, base salary. To achieve this balance, the committee analyzes each executive's compensation using a four-step process. First, the key executive positions within the Company are defined carefully in terms of scope and responsibility, job complexity, knowledge and experience required, and other relevant factors. Second, the positions are ranked internally on the basis of these definitions, establishing a logical value relationship among them. Third, the committee identifies the Company's direct competitors which it believes share comparable operations, employee composition, and capitalization, and obtains comparative compensation data from independent, national executive compensation consultants with expertise in salary and incentive plan structure, who are proposed by management and approved by the committee. The committee does not gather comparative data from all companies comprising the Secondary Oils Index reflected in the stock performance chart set forth below, many of which have integrated operations or operate in diversified industries. Finally, easily-compared positions are priced in terms of salary ranges by reviewing the comparative industry data and other surveys, and this process establishes relative salary ranges for all key executive positions in the Company. Base salaries are targeted to fall within, and for the last year generally correspond to, the 50th to 75th percentiles of executive salaries paid by comparable companies. The committee agrees upon each executive's salary within this range, taking into account the individual's specific performance and contribution to the Company's success, how well the individual's responsibilities are fulfilled, growth in qualifications for the individual's job, the individual's accomplishment of the personal goals discussed below, and other relevant aspects of performance.

     Base salaries of all executives are generally reviewed every 12 to 24 months and adjusted within updated, market-confirmed salary ranges according to the committee's assessment of the executive's individual performance and the performance of the Company as a whole. Mr. Plank's employment agreement contains a prohibition on the reduction of his salary below a specified amount. Prior to his resignation in April 1994, Mr. Johnson's salary was reviewed annually pursuant to the terms of his employment agreement. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements." Changes in the circumstances of a particular executive can prompt an interim compensation adjustment.

     In 1994, the committee retained the services of an outside compensation consultant to review the base salaries paid to the Company's executives in order to determine whether the salaries correspond to the 50th to 75th percentile target ranges of comparable companies. As a result of that review, four executives received increases in compensation to reflect market changes and increased responsibilities resulting from internal corporate restructuring. Mr. Farris and Mr. Jackson are the only executives named in the Summary Compensation Table who received an increase in base salary as a result of this review.

     The second component of the Company's executive compensation program is an annual incentive bonus. Executives are eligible to receive a cash bonus tied directly to the Company's annual financial performance and achievement of the executive's personal objectives. In the early months of each year, the committee establishes annual corporate performance factors such as earnings per share, growth in reserves, average daily production, cash flow per share, and other performance-related measures. Executives also submit personal goals relating to cost reduction, operational improvements or other objectively determinable goals. Personal goals must be approved by each executive's superior and the committee as a whole. Mr. Plank, as the Company's most senior executive officer, prepares his personal goals with the consultation of the committee, and periodically reports to the committee on his progress toward the achievement of his goals. Corporate performance factors are approved by both the committee and the board of directors. In 1994, 75 percent of each executive's bonus depended upon the Company's achievement of its specified corporate performance factors, with intermediate factors ranging from zero if the minimum factors established were not met, to a full 75 percent if the highest performance factors were achieved. The remaining 25 percent of each executive's bonus depended upon the percentage of the executive's personal goals which were successfully accomplished. This incentive compensation plan effectively correlates a large portion of executive compensation to predetermined, objectively determinable financial and managerial goals designed to translate into shareholder value. Committee policy provides for bonuses ranging up to 50 percent of each executive's salary.

     Executive bonuses paid in 1995 were based on management's achievement during 1994 of pre-determined corporate performance factors established by the committee relating to earnings per share, cash flow per share, average daily production and reserve growth. The committee set the performance factors for a corporate achievement level of 100 percent as follows: $.70 per share for earnings per share; $5.30 per share for cash flow per share; 105 Mboe for average daily production; and 25 percent for growth in reserves. Despite lower average oil and natural gas prices for the year, the Company reported earnings of $.70 per share. The Company generated a record $312 million in cash flow for the year, or $5.09 per share, through increased production which averaged 107 Mboe per day. Through drilling, exploitation and acquisition activities, management successfully replaced in excess of 197 percent of the reserves depleted through production during the year, growing overall oil and gas reserves by 17 percent to 269 MMboe at year-end 1994. In recognition of the extraordinary effort involved, the committee elected also to include in 1994 performance the effect of the Company's purchase of approximately $571 million of oil and gas properties from Texaco Exploration and Production Inc., the agreement for which was signed December 22, 1994, effective January 1, 1995. Inclusion of the transaction with Texaco resulted in reserve growth far in excess of the corresponding corporate achievement factor for 1994. Management's achievement of these corporate performance factors during the year represented attainment of 116.5 percent of the corporate performance portion of the incentive compensation plan.

     The final principal component of the committee's executive compensation program consists of a long-term incentive in the form of stock options on the Company's common stock. Options effectively align the interests of executive officers with the Company's shareholders by tying a significant portion of each executive's total long-term compensation to the continued growth of the Company and appreciation of its common stock. Individual grants are proportionate to each executive's base salary and are targeted at the 50th percentile of similar plans within comparable companies, taking into account options previously granted. All options vest over four years and have an exercise price equal to the per share market price of the Company's common stock on the date of grant. Options granted to executives benefit the executive only if shareholders benefit from appreciating stock prices.

     In 1994, the Company's executives received stock option grants under the Company's 1990 Stock Incentive Plan. The grants to the Company's officers and former officers named in the Summary Compensation Table presented above are reflected in the Option/SAR Grants Table.

     In addition to the Company's regular executive compensation program, the committee may elect to award a special achievement bonus to an executive officer who has rendered services during the year that substantially exceed those normally required. Special achievement bonuses reflect the committee's decision to reward any executive who, through extraordinary effort, has substantially benefitted the Company and its shareholders during the year. Special achievement bonuses are awarded only in exceptional circumstances and are in amounts relative to the benefit provided to the Company. No special achievement bonuses were awarded or paid during 1994 to any executive officers.

     The compensation paid Raymond Plank, the Company's chief executive officer, is reflected in the Summary Compensation Table above. Mr. Plank's last base salary adjustment was effective January 1, 1992; his bonus paid in 1995, like those paid other executives, was based on the Company's 1994 performance, as discussed above. Mr. Plank's 1994 base salary was within the committee's percentile targets and took into account: an active role in Company management; the Company's financial performance during 1993; challenges and expectations for the Company in 1994; leadership of successful acquisitions; Mr. Plank's recognized stature as a spokesman for the oil and gas industry; his role as a Company founder; and 40 years of service as the Company's senior executive officer. Mr. Plank's bonus represented 98.7 percent of his eligible bonus amount under the incentive compensation plan, reflecting the Company's overall achievement of 116.5 percent of the corporate performance factors and Mr. Plank's accomplishment of 95 percent of his personal goals.

     As an active chief executive officer, Mr. Plank oversees several major business units that report directly to him and constructively guides and develops senior management. The president, the vice president and treasurer, the vice president -- finance, the senior vice president -- business development, the vice president and general counsel, the vice president -- public and international affairs, the director -- investor relations and the general auditor all report to Mr. Plank.

     Mr. Plank leads the Company's aggressive acquisition program, maintaining sound business relationships with management of many of the nation's large oil and gas companies. These relationships are important to the Company's acquisition approach, which emphasizes privately negotiated transactions that develop and achieve mutual business benefit. Without this effort, the Company would be more reliant upon public bidding for packaged oil and gas properties, potentially bringing less rewarding results to the shareholders.

     The Omnibus Budget Reconciliation Act of 1993 ("OBRA") imposes a limit, with certain exceptions, on the amount that a publicly held corporation may deduct in any tax year commencing on or after January 1, 1994, for the compensation paid or accrued with respect to its chief executive officer and its four most highly compensated executive officers (other than the chief executive officer). In December 1993 and December 1994, the Internal Revenue Service issued proposed regulations implementing the legislation, which regulations will not become final until after a period of public comment. Certain performance-based compensation is specifically exempt from the limit if it meets the requirements contained in the proposed regulations. The committee has reviewed the Company's compensation plans in this regard and, when final regulations are issued, will determine what further actions or changes to the Company's compensations plans, if any, are appropriate. The Company anticipates no loss of deductibility attributable to compensation paid or accrued in 1994.

     The Company's 1990 Stock Incentive Plan qualifies as "performance-based" under the proposed regulations and the committee intends to try to preserve the tax deductibility of compensation pursuant to that plan. However, the Company's existing incentive compensation plan and special achievement bonuses do not currently meet the requirements of the proposed regulations, although they are designed to reward the contribution and performance of employees and to provide a meaningful incentive for achieving the Company's goals. While the committee cannot predict with certainty how the Company's compensation will be affected by OBRA, it is anticipated that executive compensation paid or accrued pursuant to any of the Company's compensation plans which do not meet the requirements of the proposed regulations will not result in any material loss of tax deductions in the foreseeable future.

     According to information provided to the committee by its independent compensation consultant, the amount of the Company's cash compensation paid to all of its executive officers during 1994 was in approximately the 75th percentile of all comparable companies. As shown on the Performance Graph following this report, the shareholders have enjoyed a rewarding cumulative annual return over the last five years, with the Company's common stock significantly outperforming the Dow Jones Secondary Oil Stock Index and substantially equalling the performance of the Standard & Poor's Composite 500 Stock Index. These are visible measures of management's enhancement of shareholder value. Viewed in light of the Company's performance, the committee believes that its current executive compensation policy is successful in providing shareholders with talented, dedicated executives at competitive compensation levels.

February 8, 1995                          Management Development and
                                          Compensation Committee

                                          Frederick M. Bohen
                                          Virgil B. Day
                                          John A. Kocur
                                          Joseph A. Rice

                               PERFORMANCE GRAPH

     The following stock price performance graph is included in accordance with the Commission's executive compensation disclosure rules and is intended to allow shareholders to review the Company's executive compensation policies in light of corresponding shareholder returns, expressed in terms of the appreciation of the Company's common stock relative to two broad-based stock performance indices. The information is included for historical comparative purposes only and should not be considered indicative of future stock performance. The graph compares the yearly percentage change in the cumulative total shareholder return on the Company's common stock with the cumulative total return of the Standard & Poor's Composite 500 Stock Index and of the Dow Jones Secondary Oils Stock Index from December 31, 1989 through December 31, 1994.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                      FOR THE YEAR ENDED DECEMBER 31, 1994

                                   [GRAPH]

---------------------------------------------------------------------------
Year Ended December 31,             1989   1990   1991   1992   1993   1994
---------------------------------------------------------------------------
Apache Corporation                  100     81     90    108    136    147
---------------------------------------------------------------------------
S&P's Composite 500 Stock Index     100     97    126    136    150    152
---------------------------------------------------------------------------
DJ Secondary Oils Stock Index       100     83     82     82     91     88
---------------------------------------------------------------------------

                    EMPLOYMENT CONTRACTS AND TERMINATION OF
                 EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     Mr. Raymond Plank serves the Company under an employment agreement entered into on December 3, 1975, and amended and restated in 1990. The agreement has an undefined term and is terminable at will by the board of directors. Mr. Plank's annual compensation under the agreement is determined by the board of directors, but may not be less than $450,000. If his service as director and chief executive officer is terminated by the board of directors, Mr. Plank will serve as advisor and consultant to the Company for the remainder of his life at annual compensation equal to 50 percent of his then-current annual compensation and will receive health, dental and vision benefits for himself, his spouse and his eligible dependents during the remainder of his life. Pursuant to the agreement, and in exchange for surrendering life insurance coverage, an annuity was purchased for Mr. Plank which pays $31,500 annually until 2008. Mr. Plank has agreed not to render service to any of the Company's competitors for the entire period covered by the agreement. Upon Mr. Plank's death, an amount equal to two times his then-current annual executive or advisory compensation, as appropriate, shall be paid to (i) his surviving spouse in equal monthly installments over five years, or (ii) if he has no surviving spouse, in a lump sum to his estate.

     Mr. Farris serves the Company pursuant to an employment agreement, dated June 6, 1988, under which he receives a current annual salary of $350,000. The agreement has an undefined term and may be terminated by either the Company or Mr. Farris on 30 days advance written notice. If Mr. Farris' employment is terminated without cause, or if he terminates his employment within 30 days of a reduction in his salary without a proportionate reduction in the salaries of all other Company executives, Mr. Farris will receive, for 36 months thereafter, (i) an amount equal to his base salary as it existed 60 days prior to termination and (ii) 50 percent of the maximum amount for which he qualified under the Company's incentive compensation plan, calculated on his base compensation as it existed 60 days prior to termination. In the event of Mr. Farris' death during the 36-month period, the amounts described above shall be paid to his heirs or estate. Mr. Farris has agreed not to render service to any of the Company's competitors for the term of his employment or, unless he is terminated without cause, for 36 months thereafter.

     Prior to his resignation on April 28, 1994, Mr. Johnson served as the Company's president and chief operating officer pursuant to a five-year employment agreement entered into during March 1991. Under the agreement, Mr. Johnson's starting base salary was $350,000, subject to review annually by the board of directors, and he received a $350,000 starting bonus in 1991. The agreement provided that Mr. Johnson would receive an annual retirement benefit for 20 years substantially as described below, and that Mr. Johnson and his spouse would receive health, dental and vision benefits for the remainder of his life. Pursuant to the agreement, if Mr. Johnson's employment was terminated without cause, he would receive 125 percent of his base salary for two years or until the expiration of the agreement, whichever occurred later. The Company's continuing obligations under Mr. Johnson's employment agreement are provided for in the consulting agreement described below.

     Mr. Johnson and the Company entered into a consulting agreement, effective April 28, 1994, which provided for the termination of his employment agreement and his subsequent retention as a consultant. Under the terms of this consulting agreement, Mr. Johnson agreed to serve as a temporary, non-executive employee during a transition period from April 28, 1994 through May 15, 1994, and received compensation at the rate of $36,460 per month prorated by day. At the Company's request, Mr. Johnson agreed to serve the Company in a non-executive, consulting capacity from May 16, 1994 through April 28, 1996, and will receive during that period monthly payments of $36,460, or an aggregate of approximately $856,000. During the consulting period, Mr. Johnson receives medical, dental, vision, life insurance and disability benefits on the same terms as are extended to the Company's executives.

     Mr. Johnson's consulting agreement provides that, beginning at age 65, he will receive an annual retirement benefit for 20 years equal to two-thirds of his last annual salary (which was $350,000 in 1994), less (i) the sum of any payments he receives under the retirement plans of his former employers, (ii) the annual equivalent of pension income from the Company's contributions on his behalf to the Company's Retirement/401(k) Savings Plan, (iii) social security benefits, and (iv) $1,500 per month. In the event of

Mr. Johnson's death during the 20-year period, his surviving spouse will continue to receive 50 percent of his retirement benefits for the lesser of the balance of the 20 years or the remainder of her life. Also beginning at age 65, Mr. Johnson and his spouse will receive, for the remainder of his life, medical insurance under the coverage then being provided to the Company's employees.

     Mr. Moran resigned as the Company's vice president -- business development on December 31, 1994. Mr. Moran and the Company entered into a consulting agreement, effective January 1, 1995, whereby he has agreed to serve the Company in a non-executive, consulting capacity through December 31, 1995. Under the terms of the agreement, Mr. Moran received a consulting payment of $225,000 on January 31, 1995, and will receive a second consulting payment of $225,000 on or about January 15, 1996. During the consulting period, Mr. Moran also receives medical, dental and life insurance benefits on the same terms as are extended to the Company's executives.

     In addition to the foregoing, the Company has established an income continuance plan, pursuant to which all officers of the Company, including the officers named in the Summary Compensation Table, and all employees who have either reached the age of 40, served the Company for more than ten years, or have been designated for participation based upon special skills or experience, will receive monthly payments approximating their monthly income and continued medical and health benefits from the Company for up to two years if their employment is terminated as a result of a "change in control" of the Company, as defined in the plan.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     Frederick M. Bohen, Virgil B. Day, John A. Kocur and Joseph A. Rice served on the management development and compensation committee of the Company for the past fiscal year.

     Mr. Kocur, a member of the committee since September 1991 and a director of the Company since 1977, retired as an executive officer in June 1991. Pursuant to the terms of an employment agreement in place at the time of his retirement, Mr. Kocur and his spouse receive health, dental and vision benefits throughout his life. Following the resignation of the Company's senior vice president and general counsel in November 1993, Mr. Kocur agreed to provide consulting services to the Company's legal department until a new general counsel could be recruited. As a consultant during the interim period ending in March 1994, Mr. Kocur received an amount equal to his monthly base salary in effect at the time of his retirement in 1991, or a total of $125,000, which was paid at the conclusion of the arrangement.

                CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS

     The law firm of Vedder, Price, Kaufman, Kammholz & Day, of which Mr. Day, a continuing director of the Company, is a senior partner, was retained by the Company during 1994 to provide certain legal services and was paid approximately $72,000 by the Company during 1994.

     Mr. Kocur, who was an executive officer of the Company until his retirement in 1991, also served the Company in a non-executive, consulting capacity during 1994. See "Compensation Committee Interlocks and Insider Participation."

     Mr. Johnson, who is one of the persons named in the Summary Compensation Table above, serves the Company as a consultant pursuant to an agreement effective April 28, 1994. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

     Mr. Moran, who is one of the persons named in the Summary Compensation Table above, serves the Company as a consultant pursuant to an agreement effective January 1, 1995. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

     The Company contributed 240,000 shares of the Company's common stock to the Ucross Foundation, a public charitable foundation incorporated under the laws of the State of Wyoming and an entity exempt from tax under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended. Prior to the contributions, these shares were held by the Company as treasury stock. Mr. Plank and Mr. Bauman, two of the persons named in the Summary Compensation Table above, serve as members of the board of trustees and as officers of the Ucross Foundation, for which they receive no compensation.

     The Company entered into a stock purchase agreement with the Ucross Foundation, dated as of January 18, 1995, whereby the Company sold to the Ucross Foundation all of the issued and outstanding capital stock of Ucross Land Company, a corporation formed under the laws of the State of Delaware, for a sale price of $4,576,315. Ucross Land Company is the holder of certain real property and fixed assets located in Johnson and Sheridan Counties, Wyoming, and was, prior to the closing of this transaction, a wholly owned subsidiary of the Company. The sale price was determined using a marketing analysis dated July 30, 1994 and an appraisal dated November 30, 1994, both prepared by Agricultural and Land Professionals, Inc., Lakewood, Colorado, and the balance sheet of Ucross Land Company. Mr. Plank and Mr. Bauman, two of the persons named in the Summary Compensation Table above, serve as members of the board of trustees and as officers of the Ucross Foundation, for which they receive no compensation.

                                  APPROVAL OF
                           THE 1995 STOCK OPTION PLAN

                         (PROPOSAL NO. 2 ON PROXY CARD)

     The board of directors recommends that the shareholders of the Company approve the 1995 Stock Option Plan (the "1995 Plan"). The affirmative vote of the holders of a majority of the shares of the Company's common stock voted, in person or by proxy, and entitled to vote at the 1995 annual meeting is required to approve the 1995 Plan.

     The 1995 Plan was adopted by the board of directors on February 9, 1995, subject to approval by shareholders at the next annual meeting. Shareholder approval of the 1995 Plan is necessary to allow the management development and compensation committee continued flexibility to use stock options in the Company's executive compensation program, as the existing 1990 Stock Incentive Plan (the "Incentive Plan") will expire pursuant to its own terms in September 1995, unless earlier terminated.

     Upon shareholder approval of the 1995 Plan, the Incentive Plan will be terminated early, subject to outstanding stock options granted thereunder, and no additional grants of stock options will be made under the Incentive Plan after that date. As of February 28, 1995, there were 946,975 shares of the Company's common stock that remain subject to outstanding option grants under the terms of the Incentive Plan. See the Option/SAR Grants Table for information concerning options granted during the year pursuant to the Incentive Plan.

     The 1995 Plan provides for the grant of stock options to key employees of the Company. The material features of the 1995 Plan are described below. The following statements are subject to the detailed provisions of the 1995 Plan included herein as Appendix A.

PURPOSES OF THE 1995 PLAN

     The board of directors believes that the Company's long-term success is dependent upon the ability of the Company to attract and retain outstanding individuals and to motivate them to exert their best efforts on behalf of the Company's interests, and that stock option plans constitute an important part of the Company's compensation of its officers and other key employees. See "The Management Development and Compensation Committee Report on Executive Compensation."

     The 1995 Plan provides key management employees selected for participation in the 1995 Plan with added incentives to continue in the long-term service of the Company. It creates in the employees a more direct interest in the future success of the operations of the Company by relating incentive compensation to the Company's long-term performance and shareholder value, as reflected in the value of the Company's common stock. The 1995 Plan is also designed to attract key employees and to retain and motivate participating employees by providing an opportunity for investment in the Company.

     Currently, there are approximately 130 employees eligible for awards under the 1995 Plan. Mr. Plank and Mr. Farris, both of whom serve as officers and directors of the Company, are eligible to receive future grants under the proposed 1995 Plan.

ADMINISTRATION

     The 1995 Plan is administered by the management development and compensation committee (the "Committee") of the Company's board of directors composed of "outside directors" pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and "disinterested directors" pursuant to Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The Committee selects the participants who will receive awards pursuant to the 1995 Plan, is authorized to adopt rules, guidelines and practices governing the 1995 Plan, and is authorized to interpret the provisions of the 1995 Plan and any related agreements. The decisions of the Committee are final.

     The 1995 Plan empowers the Committee, from time to time during a period of five years following May 4, 1995, unless earlier terminated by the board of directors, to grant stock options to eligible employees of the Company and its subsidiaries. The 1995 Plan authorizes 2,500,000 shares of the Company's common stock for issuance. The maximum number of shares available for issuance under the 1995 Plan is subject to appropriate adjustment in the event of a reorganization, stock split, stock dividend, combination of shares, merger, consolidation or other recapitalization of the Company.

ELEMENTS OF THE 1995 PLAN

     The 1995 Plan provides for grants of stock options which allow the participant the right to purchase a specified number of shares of the Company's common stock at some time in the future at a price of not less than the fair market value of the stock on the date the option is granted. The terms and conditions of grants under the 1995 Plan, including number of options granted, number of shares subject to each option, expiration and exercise price, are determined by the committee at the time of grant. The 1995 Plan, however, does establish that no eligible employee may be granted options which in the aggregate pertain to in excess of 25 percent of the shares of the Company's common stock authorized for issuance under the 1995 Plan. Except if there is a reorganization, liquidation or a change in control as defined in the 1995 Plan, each option granted under the 1995 Plan becomes exercisable in 25-percent increments on each of the next four anniversaries of the date the option is granted. Each 25-percent increment becomes exercisable only if the participant has been continuously employed by the Company from the date the option is granted through the date on which each additional 25-percent increment becomes exercisable. Options are generally nontransferable and are designated as non-qualified stock options under Section 422 of the Internal Revenue Code. Options may be exercisable for a maximum of ten years. The exercise price is payable in either cash, by delivery of already-owned shares of the Company's common stock with a fair market value equal to the exercise price, or a combination thereof.

     A change in control occurs when a person, partnership or corporation acting in concert, or any or all of them, acquires more than 20 percent of the Company's outstanding voting securities; a change in control shall not occur if, prior to the acquisition of more than 20 percent of the Company's voting securities, the Company's board of directors by majority vote designates the person, partnership or corporation as an approved acquirer and resolves that a change in control will not have occurred.

     If there is a change in control, the Committee may accelerate the exercise date of any outstanding options; make any outstanding options fully vested and exercisable; grant a cash bonus award to any participant in an amount necessary to pay the exercise price of all or any portion of the options then held by the participant; pay cash to any or all participants (in exchange for the cancellation of their outstanding options) in an amount equal to the difference between the exercise price of the options and the greater of the tender offer price for the underlying stock or the fair market value of the stock on the date of the cancellations; or make any other adjustments or amendments to the outstanding options. The change in control provisions may in certain circumstances discourage a takeover of the Company or make it more difficult, and may have a similar effect on removal of incumbent management. The change in control provisions are not the result of management's knowledge of any specific efforts to accumulate shares of the Company's common stock or to obtain control of the Company by means of a merger, tender offer, solicitation of proxies or consents or otherwise, nor are they part of a plan to implement a series of anti-takeover measures.

AMENDMENT, MODIFICATION AND TERMINATION OF THE 1995 PLAN

     The board of directors may at any time terminate, and may from time to time amend the 1995 Plan. No amendment may become effective without approval of the amendment by the shareholders, if shareholder approval is required by statutes or regulations, or if the Company determines that shareholder approval is otherwise necessary or desirable. Unless earlier terminated, options may be granted under the 1995 Plan until May 4, 2000.

FEDERAL INCOME TAX CONSEQUENCES

     The Company has been advised by its tax counsel that stock option grants made under the 1995 Plan will give rise to the following tax events for U.S. citizens and residents under U.S. federal income tax law.

     All options granted under the 1995 Plan are non-qualified (non-statutory) options. The participants will not be subject to tax upon the grant of the option and the Company will not be entitled to a federal income tax deduction by reason of a grant. When a participant exercises an option granted under the 1995 Plan, the excess of the fair market value of the shares on the date of exercise over the option exercise price will be treated as taxable compensation to the participant which will be subject to applicable federal income and FICA tax withholding. The Company will be entitled to a federal income tax deduction equal to the amount of taxable compensation to the participant.

     The 1995 Plan incorporates provisions designed to meet certain requirements for the stock options granted thereunder to qualify as "performance-based" pursuant to the proposed regulations relating to Section 162(m) of the Internal Revenue Code. When final regulations are issued, the Committee will determine what further action or changes to the 1995 Plan, if any, are appropriate.

BENEFITS UNDER THE 1995 PLAN

     The benefits to be received by participants under the terms of the 1995 Plan are not yet determinable. Such benefits are subject to the discretion and approval of the Committee as described above.

RECOMMENDATION AND REQUIRED AFFIRMATIVE VOTE

     The affirmative vote of the holders of a majority of the shares of the Company's common stock voted, in person or by proxy, and entitled to vote at the 1995 annual meeting is required to approve the 1995 Plan. The 1995 Plan is conditional upon and is of no force or effect unless it receives approval by the requisite vote of shareholders at the meeting.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE 1995 STOCK OPTION PLAN.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP was the Company's independent public accounting firm for 1994 and has been selected to continue in that capacity in 1995. Representatives of Arthur Andersen LLP will be present at the annual meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

     Shareholders are entitled to submit proposals on matters appropriate for shareholder action consistent with regulations of the Securities and Exchange Commission and the Company's bylaws. Should a shareholder wish to have a proposal appear in the Company's proxy statement for next year's annual meeting, under the regulations of the Securities and Exchange Commission, it must be received by the Company's corporate secretary (at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400) on or before November 30, 1995.

                                 OTHER BUSINESS

     All items of business intended to be brought before the meeting are set forth in this proxy statement. Management knows of no other business to be presented. If other matters of business not presently known to management are properly raised at the meeting, the proxies will vote on the matters in accordance with the best judgment of the proxy holders.

                                          By order of the Board of Directors

                                          APACHE CORPORATION


                                              /s/ Z. S. KOBIASHVILI
                                          ----------------------------------
                                                  Z. S. Kobiashvili
                                                      Secretary

     NOTE: Shareholders are requested to sign, date and promptly return the enclosed proxy card, using the postage-paid business reply envelope provided.

                                                                      APPENDIX A

                               APACHE CORPORATION

                             1995 STOCK OPTION PLAN

                               TABLE OF CONTENTS

                                                                                              PAGE
                                                                                              ----
    Section  1   --   Introduction.........................................................    A-1
             1.1      Establishment........................................................    A-1
             1.2      Purposes.............................................................    A-1
             1.3      Effective Date.......................................................    A-1
    Section  2   --   Definitions..........................................................    A-1
             2.1      Definitions..........................................................    A-1
             2.2      Headings; Gender and Number..........................................    A-2
    Section  3   --   Plan Administration..................................................    A-2
    Section  4   --   Stock Subject to the Plan............................................    A-2
             4.1      Number of Shares.....................................................    A-2
             4.2      Other Shares of Stock................................................    A-3
             4.3      Adjustments for Stock Split, Stock Dividend, Etc.....................    A-3
             4.4      Dividend Payable in Stock of Another Corporation, Etc................    A-3
             4.5      Other Changes in Stock...............................................    A-3
             4.6      Rights to Subscribe..................................................    A-3
             4.7      General Adjustment Rules.............................................    A-3
             4.8      Determination by the Committee, Etc..................................    A-4
    Section  5   --   Reorganization or Liquidation........................................    A-4
    Section  6   --   Participation........................................................    A-4
    Section  7   --   Stock Options........................................................    A-4
             7.1      Grant of Stock Options...............................................    A-4
             7.2      Stock Option Agreements..............................................    A-5
             7.3      Stockholder Privileges...............................................    A-7
    Section  8   --   Change in Control....................................................    A-7
             8.1      In General...........................................................    A-7
             8.2      Limitation on Payments...............................................    A-7
             8.3      Definition...........................................................    A-8
    Section  9   --   Rights of Employees; Participants....................................    A-8
             9.1      Employment...........................................................    A-8
             9.2      Nontransferability...................................................    A-8
    Section 10   --   General Restrictions.................................................    A-8
            10.1      Investment Representations...........................................    A-8
            10.2      Compliance with Securities Laws......................................    A-8
    Section 11   --   Other Employee Benefits..............................................    A-9
    Section 12   --   Plan Amendment, Modification and Termination.........................    A-9
    Section 13   --   Withholding..........................................................    A-9
            13.1      Withholding Requirement..............................................    A-9
            13.2      Withholding With Stock...............................................    A-9
    Section 14   --   Requirements of Law..................................................    A-9
            14.1      Requirements of Law..................................................    A-9
            14.2      Federal Securities Laws Requirements.................................    A-9
            14.3      Governing Law........................................................   A-10
    Section 15   --   Duration of the Plan.................................................   A-10

                               APACHE CORPORATION

                             1995 STOCK OPTION PLAN

                                   SECTION 1

                                  INTRODUCTION

     1.1 Establishment. Apache Corporation, a Delaware corporation (hereinafter referred to, together with its Affiliated Corporations (as defined in Section 2.1 hereof) as the "Company" except where the context otherwise requires), hereby establishes the Apache Corporation 1995 Stock Option Plan (the "Plan") for certain key employees of the Company. The Plan permits the grant of stock options to certain key employees of the Company.

     1.2 Purposes. The purposes of the Plan are to provide the key management employees selected for participation in the Plan with added incentives to continue in the long-term service of the Company and to create in such employees a more direct interest in the future success of the operations of the Company by relating incentive compensation to increases in stockholder value, so that the income of the key management employees is more closely aligned with the interests of the Company's stockholders. The Plan is also designed to attract key employees and to retain and motivate participating employees by providing an opportunity for investment in the Company.

     1.3 Effective Date. The Effective Date of the Plan (the "Effective Date") shall be May 4, 1995. This Plan and each option granted hereunder is conditioned on and shall be of no force or effect until approval of the Plan by the holders of the shares of voting stock of the Company unless the Company, on the advice of counsel, determines that stockholder approval is not necessary. The Committee (as defined in Section 2.1 hereof) may grant options the exercise of which shall be expressly subject to the condition that the Plan shall have been approved by the stockholders of the Company.

                                   SECTION 2

                                  DEFINITIONS

     2.1 Definitions. The following terms shall have the meanings set forth below:

          (a) "Affiliated Corporation" means any corporation or other entity (including but not limited to a partnership) which is affiliated with Apache Corporation through stock ownership or otherwise and is treated as a common employer under the provisions of Sections 414(b) and (c) or any successor section(s) of the Internal Revenue Code.

          (b)  "Board" means the Board of Directors of the Company.

          (c) "Committee" means the Management Development and Compensation Committee of the Board, which is empowered hereunder to take actions in the administration of the Plan. The Committee shall be constituted at all times as to permit the Plan to comply with: (i) Rule 16b-3 or any successor rule(s) promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and (ii) Section 162(m) or any successor section(s) of the Internal Revenue Code and the regulations promulgated thereunder.

          (d) "Eligible Employees" means those full-time key employees (including, without limitation, officers and directors who are also employees) of the Company or any division thereof, upon whose judgment, initiative and efforts the Company is, or will become, largely dependent for the successful conduct of its business.

          (e) "Fair Market Value" means the closing price of the Stock as reported on the New York Stock Exchange, Inc. Composite Transactions Reporting System for a particular date. If there are no Stock transactions on such date, the Fair Market Value shall be determined as of the immediately preceding date on which there were Stock transactions.

          (f) "Internal Revenue Code" means the Internal Revenue Code of 1986, as it may be amended from time to time.

          (g) "Option" means a right to purchase Stock at a stated price for a specified period of time. All Options granted under the Plan shall be Options which are not "incentive stock options" as described in Section 422 or any successor section(s) of the Internal Revenue Code.

          (h) "Option Price" means the price at which shares of Stock subject to an Option may be purchased, determined in accordance with subsection 7.2(b) hereof.

          (i) "Participant" means an Eligible Employee designated by the Committee from time to time during the term of the Plan to receive one or more Options under the Plan.

          (j)  "Stock" means the $1.25 par value Common Stock of the Company.

     2.2 Headings; Gender and Number. The headings contained in the Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of the Plan. Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

                                   SECTION 3

                              PLAN ADMINISTRATION

     The Plan shall be administered by the Committee. In accordance with the provisions of the Plan, the Committee shall, in its sole discretion, select the Participants from among the Eligible Employees, determine the Options to be granted pursuant to the Plan, the number of shares of Stock to be issued thereunder, the time at which such Options are to be granted, fix the Option Price, and establish such other terms and requirements as the Committee may deem necessary, or desirable and consistent with the terms of the Plan. The Committee shall determine the form or forms of the agreements with Participants which shall evidence the particular provisions, terms, conditions, rights and duties of the Company and the Participants with respect to Options granted pursuant to the Plan, which provisions need not be identical except as may be provided herein. The Committee may from time to time adopt such rules and regulations for carrying out the purposes of the Plan as it may deem proper and in the best interests of the Company. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan, or in any agreement entered into hereunder, in the manner and to the extent it shall deem expedient and it shall be the sole and final judge of such expediency. No member of the Committee shall be liable for any action or determination made in good faith. The determination, interpretations and other actions of the Committee pursuant to the provisions of the Plan shall be binding and conclusive for all purposes and on all persons.

     The Plan is intended to comply with the requirements of Section 162 or any successor section(s) of the Internal Revenue Code ("Section 162") as to any "covered employee" as defined in Section 162, and shall be administered, interpreted and construed consistently therewith. In accordance with this intent, the amount of compensation a Participant may receive from Options granted under the Plan shall be based solely on an increase in the value of the Stock after the date of the grant of the Option, or such other bases as may be permitted by applicable law. The Committee is authorized to take such additional action, if any, that may be required to ensure that the Plan satisfies the requirements of Section 162 and the regulations promulgated or revenue rulings published thereunder.

                                   SECTION 4

                           STOCK SUBJECT TO THE PLAN

     4.1 Number of Shares. Subject to Section 7.1 and to adjustment pursuant to Section 4.3 hereof, two million five hundred thousand (2,500,000) shares of Stock are authorized for issuance under the Plan in accordance with the provisions of the Plan and subject to such restrictions or other provisions as the Committee may from time to time deem necessary. This authorization may be increased from time to time by approval of the Board and the stockholders of the Company if, in the opinion of counsel for the Company, such stockholder approval is required. Shares of Stock which may be issued upon exercise of Options shall be applied to reduce the maximum number of shares of Stock remaining available for use under the Plan. The Company shall at all times during the term of the Plan and while any Options are outstanding retain as authorized and unissued Stock, or as Stock in the Company's treasury, at least the number of shares from time to time required under the provisions of the Plan, or otherwise assure itself of its ability to perform its obligations hereunder.

     4.2 Other Shares of Stock. Any shares of Stock that are subject to an Option which expires, is forfeited, is cancelled, or for any reason is terminated unexercised, and any shares of Stock that for any other reason are not issued to a Participant or are forfeited shall automatically become available for use under the Plan.

     4.3 Adjustments for Stock Split, Stock Dividend, Etc. If the Company shall at any time increase or decrease the number of its outstanding shares of Stock or change in any way the rights and privileges of such shares by means of the payment of a Stock dividend or any other distribution upon such shares payable in Stock, or through a Stock split, subdivision, consolidation, combination, reclassification or recapitalization involving the Stock, then in relation to the Stock that is affected by one or more of the above events, the numbers, rights and privileges of the following shall be increased, decreased or changed in like manner as if they had been issued and outstanding, fully paid and nonassessable at the time of such occurrence: (i) the shares of Stock as to which Options may be granted under the Plan; and (ii) the shares of the Stock then included in each outstanding Option granted hereunder.

     4.4 Dividend Payable in Stock of Another Corporation, Etc. If the Company shall at any time pay or make any dividend or other distribution upon the Stock payable in securities or other property (except money or Stock), a proportionate part of such securities or other property shall be set aside and delivered to any Participant then holding an Option for the particular type of Stock for which the dividend or other distribution was made, upon exercise thereof. Prior to the time that any such securities or other property are delivered to a Participant in accordance with the foregoing, the Company shall be the owner of such securities or other property and shall have the right to vote the securities, receive any dividends payable on such securities, and in all other respects shall be treated as the owner. If securities or other property which have been set aside by the Company in accordance with this Section are not delivered to a Participant because an Option is not exercised, then such securities or other property shall remain the property of the Company and shall be dealt with by the Company as it shall determine in its sole discretion.

     4.5 Other Changes in Stock. In the event there shall be any change, other than as specified in Sections 4.3 and 4.4 hereof, in the number or kind of outstanding shares of Stock or of any stock or other securities into which the Stock shall be changed or for which it shall have been exchanged, and if the Committee shall in its discretion determine that such change equitably requires an adjustment in the number or kind of shares subject to outstanding Options or which have been reserved for issuance pursuant to the Plan but are not then subject to an Option, then such adjustments shall be made by the Committee and shall be effective for all purposes of the Plan and on each outstanding Option that involves the particular type of stock for which a change was effected.

     4.6 Rights to Subscribe. If the Company shall at any time grant to the holders of its Stock rights to subscribe pro rata for additional shares thereof or for any other securities of the Company or of any other corporation, there shall be reserved with respect to the shares then under Option to any Participant of the particular class of Stock involved the Stock or other securities which the Participant would have been entitled to subscribe for if immediately prior to such grant the Participant had exercised his entire Option. If, upon exercise of any such Option, the Participant subscribes for the additional shares or other securities, the Option Price shall be increased by the amount of the price that is payable by the Participant for such additional shares or other securities.

     4.7 General Adjustment Rules. No adjustment or substitution provided for in this Section 4 shall require the Company to sell a fractional share of Stock under any Option, or otherwise issue a fractional share of Stock, and the total substitution or adjustment with respect to each Option shall be limited by deleting any fractional share. In the case of any such substitution or adjustment, the total Option Price for the shares of Stock then subject to the Option shall remain unchanged but the Option Price per share under each such Option shall be equitably adjusted by the Committee to reflect the greater or lesser number of shares of Stock or other securities into which the Stock subject to the Option may have been changed.

     4.8 Determination by the Committee, Etc. Adjustments under this Section 4 shall be made by the Committee, whose determinations with regard thereto shall be final and binding upon all parties thereto.

                                   SECTION 5

                         REORGANIZATION OR LIQUIDATION

     In the event that the Company is merged or consolidated with another corporation and the Company is not the surviving corporation, or if all or substantially all of the assets or more than 20 percent of the outstanding voting stock of the Company is acquired by any other corporation, business entity or person, or in case of a reorganization (other than a reorganization under the United States Bankruptcy Code) or liquidation of the Company, and if the provisions of Section 8 hereof do not apply, the Committee, or the board of directors of any corporation assuming the obligations of the Company, shall, as to the Plan and outstanding Options either (i) make appropriate provision for the adoption and continuation of the Plan by the acquiring or successor corporation and for the protection of any such outstanding Options by the substitution on an equitable basis of appropriate stock of the Company or of the merged, consolidated or otherwise reorganized corporation which will be issuable with respect to the Stock, provided that no additional benefits shall be conferred upon the Participants holding such Options as a result of such substitution, and the excess of the aggregate Fair Market Value of the shares subject to the Options immediately after such substitution over the Option Price thereof is not more than the excess of the aggregate Fair Market Value of the shares subject to such Options immediately before such substitution over the Option Price thereof, or (ii) upon written notice to the Participants, provide that all unexercised Options shall be exercised within a specified number of days of the date of such notice or such Options will be terminated. In the latter event, the Committee shall accelerate the exercise dates of outstanding Options so that all Options become fully vested prior to any such event.

                                   SECTION 6

                                 PARTICIPATION

     Participants in the Plan shall be those Eligible Employees who, in the judgment of the Committee, are performing, or during the term of their incentive arrangement will perform, vital services in the management, operation and development of the Company or an Affiliated Corporation, and significantly contribute, or are expected to significantly contribute, to the achievement of the Company's long-term corporate economic objectives. Participants may be granted from time to time one or more Options; provided, however, that the grant of each such Option shall be separately approved by the Committee, and receipt of one such Option shall not result in automatic receipt of any other Option. Upon determination by the Committee that an Option is to be granted to a Participant, written notice shall be given to such person, specifying the terms, conditions, rights and duties related thereto. Each Participant shall, if required by the Committee, enter into an agreement with the Company, in such form as the Committee shall determine and which is consistent with the provisions of the Plan, specifying such terms, conditions, rights and duties. Options shall be deemed to be granted as of the date specified in the grant resolution of the Committee, which date shall be the date of any related agreement with the Participant. In the event of any inconsistency between the provisions of the Plan and any such agreement entered into hereunder, the provisions of the Plan shall govern.

                                   SECTION 7

                                 STOCK OPTIONS

     7.1 Grant of Stock Options. Coincident with or following designation for participation in the Plan, an Eligible Employee may be granted one or more Options. Grants of Options under the Plan shall be made by the Committee. In no event shall the exercise of one Option affect the right to exercise any other Option or affect the number of shares of Stock for which any other Option may be exercised, except as provided in subsection 7.2(j) hereof. During the life of the Plan, no Eligible Employee may be granted Options which in the aggregate pertain to in excess of 25 percent of the total shares of Stock authorized under the Plan.

     7.2 Stock Option Agreements. Each Option granted under the Plan shall be evidenced by a written stock option agreement which shall be entered into by the Company and the Participant to whom the Option is granted (the "Stock Option Agreement"), and which shall contain the following terms and conditions, as well as such other terms and conditions, not inconsistent therewith, as the Committee may consider appropriate in each case.

          (a) Number of Shares. Each Stock Option Agreement shall state that it covers a specified number of shares of Stock, as determined by the Committee.

          (b) Price. The price at which each share of Stock covered by an Option may be purchased shall be determined in each case by the Committee and set forth in the Stock Option Agreement, but in no event shall the price be less than the Fair Market Value of the Stock on the date the Option is granted.

          (c) Duration of Options; Employment Required For Exercise. Each Stock Option Agreement shall state the period of time, determined by the Committee, within which the Option may be exercised by the Participant (the "Option Period"). The Option Period must end, in all cases, not more than ten years from the date an Option is granted. Except as otherwise provided in Sections 5 and 8 hereof, each Option granted under the Plan shall become exercisable in increments such that 25-percent of the Option will become exercisable on each of the four subsequent one-year anniversaries of the date the Option is granted, but each such additional 25-percent increment shall become exercisable only if the Participant has been continuously employed by the Company from the date the Option is granted through the date on which each such additional 25-percent increment becomes exercisable.

          (d) Termination of Employment, Death, Disability, Etc. Each Stock Option Agreement shall provide as follows with respect to the exercise of the Option upon termination of the employment or the death of the
     Participant:

             (i) If the employment of the Participant by the Company is terminated within the Option Period for cause, as determined by the Company, the Option shall thereafter be void for all purposes. As used in this subsection 7.2(d), "cause" shall mean a gross violation, as determined by the Company, of the Company's established policies and procedures, provided that the effect of this subsection 7.2(d) shall be limited to determining the consequences of a termination and that nothing in this subsection 7.2(d) shall restrict or otherwise interfere with the Company's discretion with respect to the termination of any employee.

             (ii) If the Participant retires from employment by the Company on or after attaining age 65, the Option may be exercised by the Participant, or in the case of the Participant's death, by the persons specified in subsection (iii) of this subsection 7.2(d), within 36 months following his or her retirement (provided that such exercise must occur within the Option Period), but not thereafter. In any such case the Option may be exercised only as to the shares as to which the Option had become exercisable on or before the date of the Participant's retirement.

             (iii) If the Participant dies, or if the Participant becomes disabled (as determined pursuant to the Company's Long-Term Disability Plan or any successor plan), during the Option Period while still employed, or within the three-month period referred to in (iv) below, or within the 36-month period referred to in (ii) above, the Option may be exercised by those entitled to do so under the Participant's will or by the laws of descent and distribution within twelve months following the Participant's death or disability, or within the 36-month period referred to in (ii) if applicable and if longer (provided that such exercise must occur within the Option Period), but not thereafter. In any such case, the Option may be exercised only as to the shares of Stock as to which the Option had become exercisable on or before the date of the first of the Participant's disability or death.

             (iv) If the employment of the Participant by the Company is terminated (which for this purpose means that the Participant is no longer employed by the Company or by an Affiliated Corporation) within the Option Period for any reason other than cause, the Participant's retirement on or after attaining age 65, the Participant's disability or death, the Option may be exercised by the Participant within three months following the date of such termination (provided that such exercise must occur within the Option Period), but not thereafter. In any such case, the Option may be exercised only as to the shares as to which the Option had become exercisable on or before the date of termination of the Participant's employment.

          (e) Transferability. Each Stock Option Agreement shall provide that the Option granted therein is not transferable by the Participant except by will or pursuant to the laws of descent and distribution, and that such Option is exercisable during the Participant's lifetime only by him or her, or in the event of the Participant's disability or incapacity, by his or her guardian or legal representative.

          (f) Agreement to Continue in Employment. Each Stock Option Agreement shall contain the Participant's agreement to remain in the employment of the Company, at the pleasure of the Company, for a continuous period of at least one year after the date of such Stock Option Agreement, at the salary rate in effect on the date of such agreement or at such changed rate as may be fixed, from time to time, by the Company.

          (g)  Exercise, Payments, Etc.

             (i) Each Stock Option Agreement shall provide that the method for exercising the Option granted therein shall be by delivery to the Office of the Secretary of the Company of written notice specifying the number of shares of Stock with respect to which such Option is exercised and payment of the Option Price. Such notice shall be in a form satisfactory to the Committee and shall specify the particular Options (or portions thereof) which are being exercised and the number of shares of Stock with respect to which the Options are being exercised. The exercise of the Option shall be deemed effective on the date such notice is received by the Office of the Secretary and payment is made to the Company of the Option Price (the "Exercise Date"). If requested by the Company, such notice shall contain the Participant's representation that he or she is purchasing the Stock for investment purposes only and his or her agreement not to sell any Stock so purchased in any manner that is in violation of the Securities Act of 1933, as amended, or any applicable state law. Such restriction, or notice thereof, shall be placed on the certificates representing the Stock so purchased. The purchase of such Stock shall take place at the principal offices of the Company upon delivery of such notice, at which time the Option Price shall be paid in full by any of the methods or any combination of the methods set forth in (ii) below. A properly executed certificate or certificates representing the Stock shall be issued by the Company and delivered to the Participant. If certificates representing Stock are used to pay all or part of the Option Price, separate certificates for the same number of shares of Stock shall be issued by the Company and delivered to the Participant representing each certificate used to pay the Option Price, and an additional certificate shall be issued by the Company and delivered to Participant representing the additional shares of Stock, in excess of the Option Price, to which the Participant is entitled as a result of the exercise of the Option.

             (ii) the Option Price shall be paid by any of the following methods or any combination of the following methods:

                (A) in cash;

                (B) by personal, certified or cashier's check payable to the order of the Company;

                (C) by delivery to the Company of certificates representing a number of shares of Stock then owned by the Participant, the Fair Market Value of which equals the Option Price of the Stock purchased pursuant to the Option, properly endorsed for transfer to the Company; provided however, that shares of Stock used for this purpose must have been held by the Participant for such minimum period of time as may be established from time to time by the

           Committee; for purposes of this Plan, the Fair Market Value of any shares of Stock delivered in payment of the Option Price upon exercise of the Option shall be the Fair Market Value as of the Exercise Date; the Exercise Date shall be the day of delivery of the certificates for the Stock used as payment of the Option Price; or

                (D) by delivery to the Company of a properly executed notice of exercise together with irrevocable instructions to a broker to deliver to the Company promptly the amount of the proceeds of the sale of all or a portion of the Stock or of a loan from the broker to the Participant necessary to pay the Option Price.

          (h) Date of Grant. An Option shall be considered as having been granted on the date specified in the grant resolution of the Committee.

          (i) Tax Withholding. Each Stock Option Agreement shall provide that, upon exercise of the Option, the Participant shall make appropriate arrangements with the Company to provide for the amount of additional tax withholding required by Sections 3102 and 3402 or any successor section(s) of the Internal Revenue Code and applicable state income tax laws, including payment of such taxes through delivery of shares of Stock or by withholding Stock to be issued under the Option, as provided in Section 13 hereof.

          (j) Adjustment of Options. Subject to the limitations contained in Sections 7 and 12 hereof, the Committee may make any adjustment in the Option Price, the number of shares of Stock subject to, or the terms of an outstanding Option and a subsequent granting of an Option, by amendment or by substitution for an outstanding Option. Such amendment, substitution, or regrant may result in terms and conditions (including Option Price, number of shares of Stock covered, vesting schedule or Option Period) that differ from the terms and conditions of the original Option. The Committee may not, however, adversely affect the rights of any Participant to previously granted Options without the consent of such Participant. If such action is effected by amendment, the effective date of grant of such amendment will be the date of grant of the original Option.

     7.3 Stockholder Privileges. No Participant shall have any rights as a stockholder with respect to any shares of Stock covered by an Option until the Participant becomes the holder of record of such Stock. Except as provided in
Section 4 hereof, no adjustments shall be made for dividends or other distributions or other rights as to which there is a record date preceding the date on which such Participant becomes the holder of record of such Stock.

                                   SECTION 8

                               CHANGE IN CONTROL

     8.1 In General. In the event of a change in control of the Company as defined in Section 8.3 hereof, then the Committee may, in its sole discretion, without obtaining stockholder approval, to the extent permitted in Section 12 hereof, take any or all of the following actions: (a) accelerate the dates on which any outstanding Options become exercisable or make all such Options fully vested and exercisable; (b) grant a cash bonus award to any Participant in an amount necessary to pay the Option Price of all or any portion of the Options then held by such Participant; (c) pay cash to any or all Participants in exchange for the cancellation of their outstanding Options in an amount equal to the difference between the Option Price of such Options and the greater of the tender offer price for the underlying Stock or the Fair Market Value of the Stock on the date of the cancellation of the Options; and (d) make any other adjustments or amendments to the outstanding Options.

     8.2 Limitation on Payments. If the provisions of this Section 8 would result in the receipt by any Participant of a payment within the meaning of
Section 280G or any successor section(s) of the Internal Revenue Code, and the regulations promulgated thereunder, and if the receipt of such payment by any Participant would, in the opinion of independent tax counsel of recognized standing selected by the Company, result in the payment by such Participant of any excise tax provided for in Sections 280G and 4999 or any successor section(s) of the Internal Revenue Code, then the amount of such payment shall be reduced to the extent required, in the opinion of independent tax counsel, to prevent the imposition of such excise tax; provided, however, that the Committee, in its sole discretion, may authorize the payment of all or any portion of the amount of such reduction to the Participant.

     8.3 Definition. For purposes of the Plan, a "change in control" shall mean any of the events specified in the Company's Income Continuance Plan or any successor plan which constitute a change in control within the meaning of such plan.

                                   SECTION 9

                       RIGHTS OF EMPLOYEES; PARTICIPANTS

     9.1 Employment. Nothing contained in the Plan or in any Option granted under the Plan shall confer upon any Participant any right with respect to the continuation of his or her employment by the Company or any Affiliated Corporation, or interfere in any way with the right of the Company or any Affiliated Corporation, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the level of the Participant's compensation from the level in existence at the time of the grant of an Option. Whether an authorized leave of absence, or absence in military or government service, shall constitute a termination of employment shall be determined by the Committee at the time.

     9.2 Nontransferability. No right or interest of any Participant in an Option granted pursuant to the Plan shall be assignable or transferable during the lifetime of the Participant, either voluntarily or involuntarily, or subjected to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy. In the event of a Participant's death, a Participant's rights and interests in Options shall, to the extent provided in Section 7 hereof, be transferable by testamentary will or the laws of descent and distribution, and payment of any amounts due under the Plan shall be made to, and exercise of any Options may be made by, the Participant's legal representatives, heirs or legatees. If in the opinion of the Committee a person entitled to payments or to exercise rights with respect to the Plan is disabled from caring for his or her affairs because of mental condition, physical condition or age, payment due such person may be made to, and such rights shall be exercised by, such person's guardian, conservator or other legal personal representative upon furnishing the Committee with evidence satisfactory to the Committee of such status.

                                   SECTION 10

                              GENERAL RESTRICTIONS

     10.1 Investment Representations. The Company may require a Participant, as a condition of exercising an Option, to give written assurances in substance and form satisfactory to the Company and its counsel to the effect that such person is acquiring the Stock subject to the Option for his own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate in order to comply with federal and applicable state securities laws.

     10.2 Compliance with Securities Laws. Each Option shall be subject to the requirement that, if at any time counsel to the Company shall determine that the listing, registration or qualification of the shares of Stock subject to such Option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance or purchase of shares of Stock thereunder, such Option may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Committee. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration, qualification, consent or approval.

                                   SECTION 11

                            OTHER EMPLOYEE BENEFITS

     The amount of any compensation deemed to be received by a Participant as a result of the exercise of an Option shall not constitute "earnings" with respect to which any other employee benefits of such Participant are determined, including without limitation benefits under any pension, profit sharing, life insurance or salary continuation plan.

                                   SECTION 12

                  PLAN AMENDMENT, MODIFICATION AND TERMINATION

     The Board may at any time terminate, and from time to time may amend or modify the Plan provided, however, that no amendment or modification may become effective without approval of the amendment or modification by the Company's stockholders if stockholder approval is required to enable the Plan to satisfy any applicable statutory or regulatory requirements, or if the Company, on the advice of counsel, determines that stockholder approval is otherwise necessary or desirable.

     No amendment, modification or termination of the Plan shall in any manner adversely affect any Option theretofore granted under the Plan, without the consent of the Participant holding such Option.

                                   SECTION 13

                                  WITHHOLDING

     13.1 Withholding Requirement. The Company's obligations to deliver shares of Stock upon the exercise of an Option shall be subject to the Participant's satisfaction of all applicable federal, state and local income and other tax withholding requirements.

     13.2 Withholding With Stock. At the time the Committee grants an Option, it may, in its sole discretion, grant the Participant an election to pay all such amounts of tax withholding, or any part thereof, by the transfer to the Company, or to have the Company withhold from shares of Stock otherwise issuable to the Participant upon the exercise of an Option, shares of Stock having a value equal to the amount required to be withheld or such lesser amount as may be elected by the Participant. All such elections shall be subject to the approval or disapproval of the Committee. The value of shares of Stock to be withheld shall be based on the Fair Market Value of the Stock on the Exercise Date. Any such elections by Participants to have shares of Stock withheld for this purpose will be subject to the following restrictions:

          (a) All elections shall be made on or prior to the Exercise Date.

          (b) All elections shall be irrevocable.

          (c) If the Participant is an officer or director of the Company within the meaning of Section 16 or any successor section(s) of the 1934 Act ("Section 16"), the Participant must satisfy the requirements of such
     Section 16 and any applicable rules and regulations thereunder with respect to the use of Stock to satisfy such tax withholding obligation.

                                   SECTION 14

                              REQUIREMENTS OF LAW

     14.1 Requirements of Law. The issuance of Stock and the payment of cash pursuant to the Plan shall be subject to all applicable laws, rules and regulations.

     14.2 Federal Securities Laws Requirements. If a Participant is an officer or director of the Company within the meaning of Section 16, Options granted hereunder shall be subject to all conditions required under Rule 16b-3, or any successor rule(s) promulgated under the 1934 Act, to qualify the Option for any exception from the provisions of Section 16 available under such Rule. Such conditions are hereby incorporated herein by reference and shall be set forth in the agreement with the Participant which describes the Option.

     14.3 Governing Law. The Plan and all Stock Option Agreements hereunder shall be construed in accordance with and governed by the laws of the State of Texas.

                                   SECTION 15

                              DURATION OF THE PLAN

     The Plan shall terminate at such time as may be determined by the Board, and no Option shall be granted after such termination. If not sooner terminated under the preceding sentence, the Plan shall fully cease and expire at midnight on May 4, 2000. Options outstanding at the time of the Plan termination shall continue to be exercisable in accordance with the Stock Option Agreement pertaining to such Option.

Dated: February 9, 1995

                                               APACHE CORPORATION

ATTEST:

/s/  Cheri L. Peper                                   By: /s/  Roger B. Rice
---------------------------------------               ---------------------------------------
Cheri L. Peper                                        Roger B. Rice
Assistant Secretary                                   Vice President

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                           NOTICE OF ANNUAL MEETING

                               OF SHAREHOLDERS

                                  MAY 4, 1995

                             AND PROXY STATEMENT


                          [APACHE CORPORATION LOGO]

                             ONE POST OAK CENTRAL

                      2000 POST OAK BOULEVARD, SUITE 100

                          HOUSTON, TEXAS 77056-4400


                                             [Symbol] Printed on recycled paper.
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

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                                     PROXY
                               APACHE CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

           The undersigned appoints John A. Kocur, Randolph M. Ferlic and Robert V. Gisselbeck as Proxies, with the power of substitution, and authorizes them to represent and to vote at the annual meeting of shareholders to be held May 4, 1995, or any adjournment thereof, all the shares of common stock of Apache Corporation held of record by the undersigned on March 16, 1995, as designated below.

         1. Election of directors -- director nominees:

            G. Steven Farris, Eugene C. Fiedorek, W. Brooks Fields, Raymond Plank and Jay A. Precourt

              / / FOR all nominees listed above       / / WITHHOLD AUTHORITY
                  to vote for all nominees
                  (except as indicated below)

            Instruction: to withhold authority to vote for any of the above nominees, write the nominee's name(s) on this line

       ------------------------------------------------------------------

         2. Proposal to approve the Apache Corporation 1995 Stock Option
            Plan

            / / FOR          / / AGAINST          / / ABSTAIN

         3. The Proxies are authorized to vote in their best judgment upon such other business as may properly come before the meeting.

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

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           This Proxy, when properly executed, will be voted in the
       manner directed by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND TO APPROVE THE APACHE CORPORATION 1995 STOCK OPTION PLAN.

           Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. If acting as attorney, executor, trustee, or in any other representative capacity, sign name and title.
                                              Dated                , 1995

                                              ---------------------------
                                                       Signature

                                              ---------------------------
                                               Signature if held jointly

       PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.

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